Exhibit 10.1

LEASE AGREEMENT

Between

TRIQUINT OPTOELECTRONICS, INC.

And

CYOPTICS, INC.
REFERENCE PAGE

Property:	An approximately 137 acre parcel legally described on Exhibit A attached hereto (“Property”).

Property Address:	9999 Hamilton Blvd. Breiningsville, PA

Landlord:	TriQuint Optoelectronics, Inc.

Landlord’s Address:	2300 NE Brookwood Parkway Hillsboro, OR 97124

Tenant:	CYOptics, Inc.

Tenant’s Address:	7360 Windsor Drive Allentown, PA 18106

Lease Execution Date:	April 29, 2005

Building(s):	The structures erected on the Property consisting of +/- 375,000 rentable square feet, either interconnected or free-standing, and as more fully depicted on Exhibit A-2 hereto.

Premises:	That portion of the Buildings depicted on Exhibits A-2 through A-13 attached hereto, consisting of approximately 89,769 rentable square feet (exclusive of Tenant’s pro rata share of the common areas).

Permitted Use:	Research & Development, engineering, microelectronic manufacturing, and related office & warehouse. See also Paragraph 1(b) hereof.

Initial Term:	Beginning on the Commencement Date and ending on the Termination Date (unless sooner terminated or extended pursuant to the Lease).

Renewal Term(s):
One (1) additional five (5) year period or Five additional two (2) year periods, commencing on that calendar day immediately following the expiration of the Initial Term, and each additional term, which are subject to the terms and conditions in Paragraph 6 hereof.

Commencement Date:	April 29, 2005

Termination Date:	March 31, 2007

Annual Base Rent:	One Million Two Hundred Thousand Dollars ($1,200,000)

Additional Rent:	All sums other than Annual Base Rent which Tenant is obligated to pay to Landlord from time to time pursuant to the terms of this Lease, including Tenant’s Operating Expense.

Tenant’s Proportionate Share:	See Paragraph 6(d) hereof.

Monthly Installment of Rent:	$100,000.00

Guarantor:	TriQuint Semiconductor, Inc., subject to the terms and conditions in Paragraph 7 hereof.

Real Estate Broker Due Commission:	NONE

The Reference Page information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Page information and the Lease, the Lease shall control. The Lease includes Exhibits “A” through “E” all of which are made a part hereof.

LANDLORD:	TENANT:

TRIQUINT OPTOELECTRONICS, INC.	CYOPTICS, INC.

/s/ Ed Coringrato

By:	By: Ed Coringrato

Title:	Title: President and CEO

Date:	Date: April 29, 2005

LEASE

AGREEMENT OF LEASE (“Lease”) made this 29th day of April 2005, by and between TriQuint Optoelectronics, Inc., a Delaware corporation (“Landlord”), party of the first part, and CyOptics, Inc., a Delaware corporation (“Tenant”), party of the second part.

WITNESSETH THAT, for and in consideration of the rents, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises set forth and described on the Reference Page. The Reference Page, including all terms defined thereon, is hereby incorporated as part of this Lease.

1.                           USE AND RESTRICTIONS ON USE.

(a)                       The Premises shall be used and occupied by Tenant only in conformity with law and for the use specified in Reference Data hereon and as further described in Paragraph 1(b) hereinbelow (the “Permitted Use”), and for such other lawful purposes as may be incidental thereto, all to the extent permitted by applicable zoning regulations, subject to the Rules and Regulations attached hereto or as amended from time to time by Landlord. Any violation of these provisions shall be considered a breach of this Lease by Tenant, and Landlord shall have the right to exercise any or all remedies provided herein in the event of a breach of this Lease. Tenant shall not use or permit any use of the Premises other than the use described in Paragraph 1(b) hereinbelow that would create any safety hazard which would be dangerous to the Premises, the Building, the Property or the occupants of same, which would be disturbing to the other tenants or occupants of the Property, or which would cause any increase in premium for any insurance which Landlord may then have in effect with respect to the Property generally. In case of a breach of this covenant, in addition to all other remedies of Landlord hereunder, Tenant agrees to pay to Landlord as Additional Rent any and all increases in premiums for insurance carried by Landlord on the Property (or any portions thereof) so caused by such other use by Tenant. Tenant shall promptly comply with all governmental orders, directives for the correction, prevention and abatement of any violations or nuisances arising out of Tenant’s specific use of the Premises, but not its mere occupancy thereof, all at Tenant’s sole expense and shall comply with all laws, ordinances, regulations and requirements of the municipal, county, state and federal, governments and any and all departments thereof having jurisdiction over the Building and the Property relating to such use. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. The parking of automobiles, trucks or other vehicles in the areas not specifically designated for such, and the outside storage of any property are prohibited without Landlord’s prior written consent. If, as a result of any change in the governmental laws, ordinances and regulations, the Property must be altered to lawfully accommodate Tenant’s specific use thereof; such alterations shall be made only with the consent of Landlord, but the entire cost thereof shall be borne by Tenant; provided that the necessity of Landlord’s consent shall in no way create any liability against Landlord for failure of Tenant to comply, or alter the Property to comply, with such laws, ordinances and regulations. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, or take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Property, or unreasonably interfere with such tenants’ use of their respective premises. Tenant shall, not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable. Tenant shall not permit the Premises to be used for any purpose (including, without limitation, the storage of merchandise) in any manner which would render Landlord’s and/or Tenant’s insurance thereon void.

(b)                      Anything to the contrary contained in this Lease and the Hazardous Materials Addendum hereto notwithstanding, Landlord acknowledges that Tenant will be using the Premises for an optoelectronic device epitaxy and wafer fabrication operation, and that such use is specifically permitted hereunder. Landlord further acknowledges that the storage and use of highly toxic, explosive, flammable, and corrosive gases and chemicals are required in connection with such use, and that such use generates odors, noise, and vibrations, all of which are permitted. In the storage, use, and disposal of such chemicals and gases, Tenant agrees to obtain any and all licenses and permits and to abide by all governmental regulations. Tenant also agrees to use all necessary precautions to prevent the use of these chemicals and gases from disturbing or endangering any of the other tenants of the Property In the event of a chemical leak and/or spill, Tenant agrees to have the appropriate detection and alarm systems per governmental regulations to alert all tenants of the Property to the emergency situation.

2.                           PREMISES.

(a)                       In consideration of the obligation of Tenant to pay Rent as herein provided, Landlord hereby lets to Tenant and Tenant takes and hires from Landlord the Premises comprised of the areas as outlined as “Leased Premises by Tenant” on Exhibits A-2 through A-13 attached hereto and made a part hereof, to have and to hold for the Term, subject to the terms, covenants and conditions of this Lease, together with, appurtenant to the Premises, the right to use in common with Landlord and other tenants, occupants and visitors to the Building, the common lobbies, hallways, loading areas, and other common areas, all as designated as “Property Common Area” on Exhibits A-2 through A-13 hereto, subject to Landlord’s reasonable rules and regulations.

(b)                      Tenant shall also have the right to use and exclusively occupy that portion of Building 4 as outlined as “Temporary Premises” on Exhibits A-12.1 and A-12.2 hereto, and hereinafter referred to as the Temporary Premises. Until such time that Tenant vacates Building 4 in its entirety, Building 4 shall be incorporated for the purpose of this Lease as part of the Premises.

(c)                       Tenant shall have the right to use, in common with Landlord and other tenants of the Buildings, the areas outlined as “Tenant Use Area” on Exhibits A-2 through A-13 hereto. Tenant’s use of such areas, which shall not be considered part of the Premises hereunder, shall be subject to reasonable rules and regulations determined by Landlord’ from time to time governing coordination of use by Landlord and tenants of the Buildings. It is understood that Landlord may terminate Tenant’s use of such areas by reasonable advance notice to Tenant in the event Landlord, leases such areas to another tenant.

(d)                      Tenant shall have the right to use during the Term hereof the areas outlined as “Unrestricted Tenant Access Area” on Exhibits A-2 through A-13 hereto, together with the gas delivery area adjacent to the “CUP” identified on Exhibit A-3 hereto, for purposes of maintaining, repairing, and replacing utilities, equipment, and other facilities serving the Premises and Tenant’s operations therein, tenant shall have the right at all times to access the Unrestricted Tenant Access Area, and the same shall not be considered part of the Premises hereunder.

3                              TERM.

(a)                       The Term of this Lease shall be as indicated on the Reference Page. Unless sooner terminated in accordance with the terms hereof or extended pursuant to Paragraph 6 herein, the term of this Lease shall end without the necessity for notice from either party on the Termination Date.

(b)                      Landlord and Tenant shall each have the right to terminate Tenant’s use of all or any portion of the Temporary Premises by providing the other party prior written notice. Landlord shall be obligated to provide Tenant a minimum of 120 days notice to vacate that portion of Building 4 as depicted on Exhibits A-12.1 and A-12.2 as “Area 1,” and 60 day’s notice to vacate any other portion of the Temporary Premises. In the event Landlord provides the aforesaid notice to vacate Area 1, Tenant may extend the term of its use of Area I by an additional 30 days by notifying Landlord at least 20 days prior to the expiration of the first 120 day period, of Tenants intention to extend.

4.                           RENT.

(a)                       Tenant agrees to pay to Landlord the Annual Base Rent and Additional Rent (“Rent”) in equal consecutive monthly installments on or before the first day of each full calendar month during the Term. Rent for any period during the Term which is less than one frill month shall be a prorated portion of the monthly installment of Rent based upon the actual number of calendar days in such month. Said Rent shall be paid to Landlord, without deduction or offset and without notice or demand at Landlord’s address, as set forth on the Reference Page, or to such other person or at such other place as Landlord may from time to time designate in writing.

(b)                      Tenant recognizes that late payment of any Rent or other sum due hereunder will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that, if Rent or any other sum is due and payable pursuant to this Lease, and when such amount remains due and unpaid ten (10) calendar days after said amount is due, such amount shall be increased by a late charge in an amount equal to the greater of: (a) $50.00, or (b) a sum equal to 5% of the unpaid Rent or other payment. The amount of the late charge to be paid by Tenant shall be, reassessed and added to Tenant’s obligation for each successive monthly period until paid. The provisions of this paragraph in no way relieve Tenant of the obligations to pay Rent or other payments on or before the date on which they are due, nor do the terms of this paragraph in any way affect Landlord’s remedies pursuant to Paragraph 23 of this Lease.

(c)                       Tenant shall pay interest to Landlord at the Overdue Interest Rate (as defined below) on account of (i) all overdue installments of Annual Base Rent and payments of Additional Rent due on a regular basis from the tenth day from the due date thereof to the date of payment, and (ii) on all payments of Additional Rent that are not payable to Landlord hereunder on a regular basis from the date of demand for payment until the date of payment. Upon default by Tenant in the payment of Additional Rent or other sums payable hereunder, Landlord shall be entitled to all rights and remedies to which it would be entitled in default of the payment of Annual Base Rent. As used herein, the term “Overdue interest Rate” shall mean three percent (3%) per annum over the “prime” interest rate quoted from time to time by Bank of America, or its successor, or such other national bank with offices in Philadelphia as may be selected by Landlord (any of such being referred to herein as the “Bank”), as its “prime” rate of interest.

(d)                      No security or guaranty, which may now or hereafter be furnished to Landlord for the payment of Rent or the performance of Tenant’s other obligations under this Lease shall in any way constitute a bar to the recovery of the Premises or defense to any action in unlawful detainer or to any other action which Landlord may bring for a breach of any of the terms, covenants or Conditions of this Lease.

5.                           PROPERTY OPERATING COSTS.

Tenant shall pay for all utilities and services directly relating to its use and occupancy of the Premises during the Initial Term. Landlord shall be responsible for all other utilities-and services for the remainder of the Buildings. The parties agree to reasonably cooperate with each other in an effort to minimize utility and other operating costs, and to explore the feasibility of separately metering utilities. Anything to the contrary in the foregoing notwithstanding, the parties agree to allocate the utility and other operating costs as set forth on Exhibit “D” attached hereto (the “Cost Allocation”). Each party shall be responsible for the total amount of all cost items allocated to it on the Cost Allocation, which shall not be limited by the estimated amounts set forth thereon. Without limiting the generality of the foregoing:

(a)                       Landlord’s Portion of Property Operating Cost

Landlord shall contract and pay for all costs and expenses of items defined in the Cost Allocation as Landlord Costs, as well as costs and expenses of completing Landlord’s repair and maintenance obligations set forth in Paragraph 10 hereof. If Tenant uses the Premises for any purpose other than for what the Premises were designed, Tenant shall reimburse Landlord for 100% of any increased insurance costs arising out of such other use by Tenant.

(b)                       Operating Cost to be Shared between Landlord and Tenant

Shared Costs shall be apportioned between Landlord and Tenant in accordance with the dollar amounts listed in the Cost Allocation, under the heading “Shared Costs”, with the following exceptions:

(i)                If as of the first (lst) calendar, day of die six (6) month anniversary, of the date of the Property, Transfer (as that term is defined in Paragraph 7 hereof) Tenant remains in occupancy of any portion of the Temporary Premises, Tenant shall become responsible for 100% of the Shared Costs subject to the adjustment in subparagraph (ii) below. At such time as Tenant vacates all of the Temporary Premises. Landlord shall thereafter be responsible for its portion of the Shared Costs for the remainder of the Initial Term.

(ii)             Upon the commencement of a lease and occupancy of space in any Building by a party other than Tenant or upon commencement of occupancy of any such space by Landlord for purposes of completing renovations, hereinafter referred to as “Other Use”, and continuing for the term of said Other Use, Tenant’s responsibility for a Shared Cost shall be equitably reduced after considering the nature and extent of such Other Use and its actual or anticipated impact on such Shared Cost, as reasonably determined by Landlord and Tenant.

(iii)          Upon the commencement of ah Other Use in the Building(s), in the event that any other tenant is sharing any of the systems-or services listed on the Cost Allocation as Tenant Costs and continuing for the term of said Other Use, Tenant’s responsibility for Tenant’s Costs shall be reduced equitably in the manner described in subparagraph (ii) above. If the new tenant’s allocation of costs is deemed to be in excess of its proportionate share, then, the new tenant shall be responsible for any increased costs. In the event the new tenant’s allocation of shared costs is deemed to be considerably below its proportionate share, an allocation will be negotiated between Landlord, Tenant and the new tenant.

Tenant shall be responsible for paying all of the Shared Costs directly to the utility or service provider. Landlord shall reimburse Tenant for Landlord’s portion of the “Shared Costs” by way of a credit against the monthly installment of Annual Base Rent due hereunder” in the amount of thirteen Thousand Three Hundred Eighty Eight and No/100 Dollars ($13,388,00) per month. Landlord shall also reimburse Tenant by way of a credit against monthly installments of Annual Base Rent due hereunder, for any portion of Shared Costs or Tenant Costs that are allocated to Landlord or any other party in accordance with subparagraphs (ii) or (iii) immediately above.

(c)                       Tenant’s Portion of Property Operating Cost

Tenant shall be responsible for all costs associated with Tenant’s use and occupancy of the Premises, and which are listed on the Cost Allocation as Tenant Costs without exception. In no event however, shall Tenant be responsible for any Such itemized costs for utilities or services serving any other portion of the Buildings other than the Premises.

6.                           RENEWAL TERM/OPTIONS.

(a)                       Tenant shall have the option to renew this Lease for the number of additional consecutive term(s) as specified in either Paragraph 6(b) or 6(c) below (“Renewal Terms”), provided that (i) Tenant shall not be in default hereunder at the time of notice, and (ii) Tenant’s not in default upon the renewal date, and (iii) Tenant has continued to pay Annual Base Rent and Additional-Rent timely (after any applicable notice and/or grace periods), and (iv) Tenant shall exercise such option at least 180 days prior to the expiration of the Initial Term (“Option Renewal Notice”), and (v) the Option Renewal Notice shall conclusively define which Option Renewal Term, as defined in Paragraph 6(b) or 6(c) below, Tenant chooses. If Tenant fails to provide such notice, Tenant shall have no further additional right to extend or renew the term of this Lease. Tenant shall forfeit the option to renew if they have been in default more than three (3) times in the 12 months prior to the commencement of die renewal term even if the defaults have been cured as of the commencement of the renewal term. Tenant’s right to renew this Lease under either Paragraph 6(b) or 6(c) below are mutually exclusive of each other, and the selection of one option shall render foe other option automatically terminated.
Tenant, shall have no right to renew this Lease except for the Renewal Option Terms(s) as set forth herein.

(b)                       Renewal Option One: One (1), five (5) year renewal term, upon the same terms set forth herein, except that Annual Base Rent, Additional Rent, Utilities, and Operating Expenses payable during such renewal term shall be as follows:

Year	Annual Base Rent:
1	$ 8.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs
2	$ 8.50/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs
3	$ 9.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs
4	$ 9.50/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs
5	$ l0.00/sq.ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

(c)                       Renewal Option Two: Five (5), two (2) year renewal options, each exercisable on six (6) months advance written notice, on the same terms set forth, above, except that Rent Utilities, and Operating Expenses payable during such renewal term(s) shall be as follows:

Option Term One:         Annual Base Rent

$ l0.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Two:

$10.50/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Three:

$ 11.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Four:

$11.50/sq.ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Five:

$ 12.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

The foregoing notwithstanding, Tenant shall have the right to convert the third (3rd), fourth (4th), and fifth (5th) two (2) year renewal options set forth above to one (1) year options, upon providing Landlord twelve (12) months notice prior to exercising each such one (1) year option. Upon Tenant’s conversion of either of the third (3rd), fourth (4th), or fifth (5th) options to a one (1) year option each successive option term shall thereafter automatically be converted to a one (1) year option.

(d)                      During any Renewal Term(s), the allocation of Property Operating Costs set forth in Paragraph 5 hereof shall no longer be applicable. Instead, Tenant shall pay to Landlord Tenant’s Proportionate Share of Property Operating Costs. For purposes of this paragraph, “Property Operating Costs” and “Tenant’s Proportionate Share” shall be defined as follows:
“Property Operating Costs” shall mean all costs incurred in connection with the operation and maintenance of the Property during each Operating Year. Such costs shall include by way of example, rather than limitation;

(i)                             All premiums and fees for fire and extended coverage insurance, insurance against loss of rentals for the Building, and commercial general liability insurance, all in amounts and coverage’s (with additional policies against additional risks) as may be reasonably required by Landlord or this holder of any mortgage on the Property.

(ii)                          All costs of routine repair and maintenance, service contracts, costs of governmental permits, costs for snow and ice removal, writer and sewer service charges, gas, fuel, electricity or other utility services and waste (excluding environmental waste) facility maintenance-personnel expense, janitorial and disposal services exclusively for the Common Areas, and reasonable and customary property management fees; provided, however, that Property Operating Costs shall not include (1) the cost of repairing damage to the roof of any of the Buildings, including the Premises, that is known as’ of the Property Transfer date, (2) any cost that under GAAP would be considered capital expenditures (excluding routine, pothole repairs and restriping parking lots, or that are required in order to comply with any governmental or quasi-governmental laws, orders, rules, or requirements, which shall be amortized over a ten (10) year period), (3) costs to perform initial or new construction of any structure on the Property, (4) debt service, (5) build-out of tenant space, (6) brokerage fees and commissions, (7) legal fees, (8) accounting fees, (9) ADA compliance costs, and (10) any costs reimbursed by insurance proceeds, condemnation award or the indemnification of a third party.

(iii)                       All taxes, assessments (including special and general assessments, charges and impositions of any governmental or quasi-governmental, authority) imposed on the Property or Building, fees or charges that may be levied in lieu of such taxes (collectively “Real Estate Taxes”).

“Tenant’s Proportionate Share” shall be a percentage determined by dividing the rentable square footage of the Premises by the then aggregate rentable square footage of all of the Buildings as represented on Attachments A-4 through A-13, or additional buildings when constructed and occupied. Rentable square footage shall be calculated by the applicable BOMA standard. For purposes of determining Tenant’s pro rata share of the costs of utilities consumed by but not individually metered to Tenant, the rentable square footage of the Premises shall include the square footage of those portions of the Premises that are depicted on Attachments A-7 and A-10, which square footage is not included in the square footage of the Premises set forth on the Reference Page hereof.

(e)                       Tenant shall have the right to audit Landlord’s statement of Property Operating Costs upon written notice to Landlord (“Review Notice”) given within sixty (60) days of the receipt of such statement. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either, inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all cost’s, expenses and fees incurred for the audit. Within thirty (30) days after the records are made available to Tenant. Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Property Operating Costs for that year, along with reasonable documentation supporting Tenant’s objection. If Tenant fails to give Landlord an Objection Notice within the 30-day period or fails to provide Landlord with a Review Notice within the 60-day period described above, Tenant shall be deemed to have approved Landlord’s statement of Property Operating Costs and shall be barred from raising any claims regarding the Property Operating Costs for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that actual Property Operating Costs for the calendar year are less than the amount used in calculating Tenant’s Proportionate Share of Property Operating Costs paid by Tenant during such year, Landlord shall provide Tenant with a credit against the next installment of Annual Base Rent in the amount of the overpayment by Tenant Likewise, if Landlord and Tenant determine that Property Operating Costs for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Property Operating Costs unless Tenant has paid and continues to pay all Rent when due.

(f)                         In the event Tenant exercises a renewal option or options, Landlord and Tenant agree to execute an amendment to this Lease or an amended and restated lease to reflect the revised terms applicable during the Renewal Term(s) as set forth in Paragraphs 6, 9, 10, and 17 hereof.

7.                           GUARANTY.

The parties acknowledge that Landlord intends to sell the Property to Anthem Partners, LLC or an affiliated entity of Anthem (“Purchaser”). Upon the conveyance of the Property to Purchaser (the “Property Transfer”), Landlord’s interest as lessor under this Lease will be assigned to Purchaser, which shall thereupon be the “Landlord” hereunder. Upon the Property Transfer, as additional security for performance of Tenant’s obligations under the terms, and conditions of this Lease during the Initial Term, the within-named Landlord shall have TriQuint Semiconductor, Inc. (“Guarantor”) execute the Guaranty in favor of Purchaser attached hereto as Exhibit “E” to guaranty the obligation of Tenant to pay Annual Base Rent during the Initial Term (without the benefit of any credit thereto in accordance with Paragraph 5(b) hereof). TriQuint Semiconductor, Inc. shall not be required to guaranty any obligations under the Lease during any renewal term(s), and the Guaranty will terminate at the end of the Initial Term and upon any assignment of this Lease or a subletting of the Premises by Tenant.

8.                           ALTERATIONS.

Tenant shall not make or suffer to be made any alterations, additions, or improvements which are structural in nature or which affect utility lines or equipment serving other portions of the property, Building or in, on, or to the Premises or any part thereof or make any improvements without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made using a contractor acceptable to Landlord at Tenant’s sole cost and expense. All alterations, additions or improvements performed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations and Tenant shall, prior to construction, provide to Landlord waivers of lien to protect Landlord against any loss from any mechanics’, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Paragraph 5 or 6 above any increase in real estate taxes attributable to any such alteration, addition, or. improvement for so long, during the Term, as such increase is ascertainable. Upon the expiration or sooner termination of the Term as herein provided, Tenant shall upon demand by Landlord, at Tenant’s sole cost and expense, forthwith and with all due diligence remove any such alterations, additions or improvements which are designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair and restore the Premises to their original condition, reasonable wear and tear and loss by casualty excepted Any alteration, additions or improvements to be done by Tenant or Landlord as part of Tenant’s initial occupancy shall be specified in Exhibit B. Any alteration, addition, or improvement in, on, or to the Premises including carpeting, but excepting movable furniture, personal property, and trade fixtures of Tenant, which are removable without material damage to the property or the Premises, shall be and remain the property of Tenant during the Term but shall, unless Landlord elects otherwise, become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Term and title shall pass to Landlord under this Lease as by a bill of sale.

9.                           TENANT’S REPAIRS.

(a)                       Except as set forth in the Cost Allocation applicable during the Initial Term, Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises in good condition, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original, including but not limited to; windows, glass and plate glass, doors, skylights, any special office entries, interior walls and finish work, floors and floor coverings, heating, ventilation, air conditioning, and security systems serving the Premises or any portion thereof, and regular removal of trash and debris. In no event shall Tenant be responsible for roof maintenance or repairs, and the same shall be the responsibility of Landlord in accordance with Paragraph 10(a) hereof. Tenant shall also, at its own cost and expense, repair and maintain all electrical mechanical, plumbing, security, and monitoring systems and fixtures used in connection with Tenant’s manufacturing activities on the Premises. Tenant will, as much as possible, keep all such parts of the Premises from deterioration due to ordinary wear and from falling temporarily out of repair, and upon termination of this Lease in any way Tenant will yield up the Premises to Landlord in good condition and repair, reasonable wear and tear excepted.

(b)                      Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.

(c)                       Tenant and its employees, customers and licensees shall have the nonexclusive right to use, in common with the other parties occupying said Building(s), common parking areas, if any, (exclusive of any parking or work load areas designated or to be designated by Landlord for the exclusive use of other tenants occupying or to be occupying other portions of the Building) driveways and alley adjacent to said Building(s), subject to such reasonable rules and regulations as Landlord may from time to time prescribe. Further, Landlord reserves the right to perform paving and landscape maintenance on the grounds around the Property, including, but not limited to, the mowing of grass, care of shrubs, general landscaping and maintenance of common parking areas, driveways and alleys, roof repairs, exterior painting, common sewage line plumbing, and repair and maintenance of any other items, the obligations for which are shared by other tenants in the Building and other improvements of which the Premises are a part. During any Renewal Term(s), Tenant shall be liable for Tenant’s Proportionate Share (as defined in Paragraph 6(d) hereof) of the cost and expense thereof including a reasonable management fee unless Landlord in its sole discretion determines that such cost and expense is properly allocable in another proportion or solely to either Tenant or the other tenants occupying said Building. Tenant shall pay to Landlord its share, determined as aforesaid, of such costs and expenses, upon demand, as Additional Rent, in the event Landlord elects to perform or cause to be performed such work.

(d)                      Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord (and a copy thereof shall be furnished to Landlord), for servicing all heating arid air conditioning, mechanical, electrical, security, and monitoring systems and equipment for which Tenant is responsible pursuant to Paragraph 9(a) hereof. The service contract must include all services suggested by the equipment manufacturer in the Operation/maintenance manual and must become effective as of the Commencement Date of this Lease.

(e)                       Tenant shall, at its own cost and expense to the extent not covered by the insurance to be maintained by Landlord under Paragraph 25, repair any damage to the Premises or the Property resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, patrons, customers, or any other person entering on the Property as a result of Tenant’s business activities or caused by an event of default by Tenant hereunder.

10.                    LANDLORD’S REPAIRS.

(a)                       Landlord shall at its expense maintain in good repair, reasonable wear and tear and any casualty covered by the provisions of Paragraph 25 excepted, the foundation and the structural soundness of the exterior walls and the roof of the Buildings, together with all electrical, mechanical, and plumbing systems and fixtures serving the Buildings, except as set forth in Paragraph 9(a) hereof. Tenant shall immediately give Landlord written notice of any such defect or need for repairs after which Landlord shall have a reasonable opportunity to repair the same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of the Lease shall be limited to the cost of such repairs or maintenance or the curing of suchdefect. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries.

(b)                      In addition to the foregoing but except as set forth in the Cost Allocation, during the Initial Term Landlord shall also be responsible for all other maintenance, repair and replacement obligations and expenses of the Building and the Premises not specifically allocated to Tenant in Paragraph 9(a) hereof.

11.                    SIGNS.

Tenant shall not install any signs upon, the Premises or the exterior of the Building without Landlord’s prior written consent, which will not unreasonably be withheld. If Landlord shall consent to any sign, upon termination of the Lease, Tenant shall remove said sign and restore the Premises and/or the Building in accordance with the provisions of Paragraph 7 or, at Landlord’s option, said sign shall become part of the realty and belong to Landlord without compensation to Tenant and title shall pass to Landlord under this Lease as by a bill of sale.

Landlord shall maintain and control at all times all signage on the Property, including signage adjacent to the Property entrance and directional signage on the Property.

12.                    LIENS.

Tenant shall keep the Premises and Tenant’s leasehold interest in the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released of record, Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses reasonably incurred by it in connection therewith shall be considered additional rent and shall be payable to it by Tenant on demand with interest at the rate of 18% per annum or the highest rate permitted by law, whichever is lower.

13.                    ASSIGNMENT AND SUBLETTING.

(a)                       Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, or assign this Lease for security purposes, without the prior written consent of Landlord, which shall not unreasonably be withheld, conditioned, or delayed, and such restrictions shall be binding upon any assignee or subtenant to which Landlord has consented. In the event Tenant desires to sublet the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least 30 days but no more than 60 days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly and primarily responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under this Lease. Upon the occurrence of an “event of default” (as hereinafter defined), if the Premises or any part thereof are then sublet, Landlord, in addition to any other remedies provided herein or by law, may collect directly from such subtenant all rents due and becoming due to Tenant under such sublease and apply such rent against any sums due to Landlord from Tenant hereunder. No such collection directly from an assignee or subtenant shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

(b)                      Notwithstanding the generality of the foregoing, Landlord’s consent shall not be required for an assignment of the Lease or a subletting of the Premises, or part thereof (each a “Permitted Transfer”), to an entity (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets are transferred, or (iii) that controls, is controlled by, or is under common control with, Tenant, provided that (x) such entity has a net worth not less than that of Tenant (and during the Initial Term, not less than that of Tenant or Guarantor, whichever is greater and other equivalent security reasonably satisfactory to Landlord is provided to Landlord), (y) Tenant shall notify Landlord no less than 10 business days prior to the effective date of such transaction by providing Landlord with the name of the resulting entity and such other details as Landlord may reasonably request, and (z) Tenant shall exercise a renewal option in accordance with Paragraph 6 hereof, if at all, prior to such Permitted Transfer (failure to so exercise a renewal option shall act to terminate all renewal options).

(c)                       To the extent required hereunder, consent by Landlord to any assignment or subletting shall not be construed as consent to any other assignment or subletting. Any sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this paragraph shall be void.

(d)                      Except in connection with a Permitted Transfer, in the event that Tenant sells, sublets, assigns, or transfers this Lease and at any time receives periodic rent and/or other consideration which exceeds that which Tenant would at that time be obligated to pay to Landlord. Tenant shall pay to Landlord 75% of the net increase in such rent as such rent is received by Tenant and 75% of any other consideration received by Tenant, after reduction for customary and reasonable brokerage commissions and legal fees incurred in negotiating and documenting the assignment or sublease.

(e)                       Should Landlord agree to authorize and execute an assignment or sublease agreement, Tenant will pay to Landlord on demand a sum equal to all of Landlord’s costs, including attorney’s fees, incurred in connection with such assignment or transfer.

14.                    INDEMNIFICATION.

Landlord shall not be liable and Tenant hereby waives all claims against Landlord for any damage to any property or any injury to any person in or about the Premises, Building or the Property by or from any cause whatsoever, (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances; the Building not being in good condition or repair, gas, fire, oil, electricity or theft); except that Landlord will indemnify and hold Tenant harmless from such claims to the extent caused by the negligent or willful act of
Landlord, or its agents, employees or contractors. Tenant shall hold Landlord harmless from and defend Landlord against any and all claims, liability or costs (including court costs and attorney’s fees) for any damage to any property or any injury to any person occurring in, on or about the Premises, Building or the Property when such injury or damage shall be caused by or arise from, in part or in whole, (a) the act, neglect, fault, or omission to meet the standards imposed by any duty with respect to the injury or damage, by Tenant, its agents, servants, employees or invitees; or (b) the conduct or management of any work or thing whatsoever done by Tenant in or about the Premises, Building or Property or from transactions of Tenant concerning the Premises, Building or Property. The provisions of this paragraph shall survive the termination of this Lease with respect to any claims or liability occurring prior to such termination.

15.                    INSURANCE.

(a)                       During the term of this Lease and any extension thereof, Tenant shall obtain and maintain and promptly pay all premiums for the following types of insurance in the amounts specified and in the form heretofore provided for:

(i)                General Public Liability insurance covering the Premises and Tenant’s use thereof against claims for bodily or personal injury or death, and property damage occurring upon, in or about the Premises, such insurance to afford protection to the limit of not less than $2,000,000.00 combined single limit in respect of injury or death to any number of persons arising out of any one occurrence. The insurance coverage required under this Paragraph shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Paragraph 13. The general aggregate limits under the General Public Liability Insurance policy or policies must apply separately to the Premises and to Tenant’s use thereof. Accordingly, if Tenant obtains General Public Liability Insurance hereunder in the Commercial General Liability form of policies, or its equivalent as determined by Landlord, Tenant shall also obtain Insurance Services Office (“ISO”). Endorsement CG-25-04-11-85, Amendment-Aggregate Limits of Insurance (Per Location) or its equivalent, as determined by Landlord (the “Endorsement”). The certificate of insurance evidencing the Commercial General Liability form of policies and the Endorsement shall specify on the face thereof that the limits of such policies apply separately to the Premises.

(ii)             Insurance covering: (1) all of the items of leasehold improvements; and (2) trade fixtures, merchandise and personal property from time to time in, on or upon the Premises. All such insurance coverage shall be in amounts not less than one hundred percent (100%) of the full replacement cost from time to time during the Term of this Lease, and any renewal thereof providing protection against perils included within the standard state form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief. The policy required by subsection (1) above shall name Landlord as Loss Payee. All other policy proceeds from insurance coverage carried by Tenant pursuant to (2) above shall be held in trust by Tenant’s insurance company for the repair, reconstruction and restoration or replacement of the Property damaged or destroyed unless this Lease shall cease and terminate under the provisions of this Paragraph 15.
(iii)          Workers Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $100,000.00.

(b)                      All policies of insurance provided for in this Paragraph 15 shall be issued in form acceptable to Landlord by insurance companies with a financial size of not less than A+ as rated in the most current available ‘‘Best’s Insurance Reports” and qualified to do business in the Commonwealth of Pennsylvania, Each and every such polity:

(i)                except for Workers’ Compensation, shall be issued in the names of Landlord and Tenant and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant;

(ii)             shall be for the mutual and joint benefit and protection of Landlord and Tenant and any such other parties in interest;

(iii)          shall (or a certificate thereof shall) be delivered to each of Landlord and any such other parties in interest prior to delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iv)         shall contain a provision that the Insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance;

(v)            shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c)                       Any insurance provided for in this Paragraph 15 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insured, provided, however, that:

(i)                Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii)             the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii)          any such policy or policies (except any covering the risks referred to in Paragraph 15(b)(iii) shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to Tenant’s improvements and property more specifically detailed in Paragraph 14(b)(ii); and

(iv)         the requirements set forth in this Paragraph 15 are otherwise satisfied.
(d)                      Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant with respect to the Premises for which policies or copies thereof are not delivered to Landlord.

(e)                       During the term of this Lease and any extension thereof, Landlord shall obtain and maintain the insurance required by Paragraph 25(a) hereof.

16.                    WAIVER OF SUBROGATION.

So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage or all risk insurance now or hereafter existing for the benefit of the respective party. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

17.                    SERVICES AND UTILITIES.

Subject to the last sentence of this paragraph, Landlord agrees to provide, at its cost, municipal water, electricity and natural gas connections into the Premises, but Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used in, on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts. If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly shared or metered with other premises as determined by Landlord, in its sole discretion, to be reasonable. Any such charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be Additional Rent hereunder. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises, except, if caused by the negligent or willful act of Landlord, its employees, officers, agents, or contractors. Tenant shall provide, and pay separately for janitorial services and supplies for the Premises. Anything to the contrary contained in the foregoing notwithstanding, during the Initial Term the costs of such utilities and services shall be allocated to Landlord and Tenant in accordance with Paragraph 5 hereof.

18.                    HOLDING OVER.

Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part thereof after termination hereof by lapse of time or otherwise, one hundred fifty percent (150%) of the amount of the Rent for the last period prior to the date of such termination prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention, and shall indemnify and hold Landlord harmless from any loss or liability, resulting from such holding over and delay in surrender. Acceptance by Landlord of rent after such termination shall not constitute a renewal. This provision shall not be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law.

19.                    SUBORDINATION.

This Lease is and shall be subject and subordinate at all times to any lease under which Landlord is in control of the Premises, to the rights of the owner of the Property, and to all mortgages and other encumbrances now or hereafter placed upon the Premises or the Property without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant shall from time to time execute and deliver within ten (10) days following the request of Landlord or Landlord’s mortgagee, grantee or lessor, recordable instruments evidencing such subordination and Tenant’s agreement to attorn to the holder of such prior right provided the holder of such prior right will agree to recognize this Lease. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, whereupon this Lease shall be deemed subordinate prior to such mortgage without regard to their respective dates.

20.                    RULES AND REGULATIONS.

Tenant covenants and agrees that Tenant, its employees, agents, invitees, licensees and other visitors, shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit “C” attached hereto and all reasonable modifications of and additions thereto from time to time put into effect by Landlord as well as all covenants, conditions and restrictions of record. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Property of any such rules and regulations unless Landlord fails to make reasonable efforts to attempt to enforce the same after reasonable notice of such non-performance from Tenant Landlord shall not promulgate any rule or regulation for the Property, the Land or the common areas and facilities which impairs Tenant’s use, occupancy and/or enjoyment of the Premises or the operation of its business thereon or therefrom during regular business hours.

21.                    REENTRY BY LANDLORD.

Landlord reserves and shall at all times, following reasonable Advance notice to Tenant and subject to a Tenant escort (except in the event of an emergency), have the right to reenter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to show said Premises to prospective purchasers, mortgagees, or tenants, and to alter, improve, or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provide that the business of Tenant shall not be interfered with unreasonably. In the event that Landlord requires access to any under-floor or above ceiling duct, walkway or otherwise accessible space, Landlord’s liability for carpet (or other floor covering) or ceiling replacement shall be limited to replacement of the piece removed. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby except if arising from the negligence or misconduct of Landlord, its agents, contractors or employees, or if Landlord’s action unreasonably interferes with Tenant’s business. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes, or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. Landlord shall also have the right at any time to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Building, and to change the name, number or designation by which the Building is commonly known.

22.                    DEFAULT.

The following events shall be deemed to be events of default under this Lease:

(a)                       Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord hereunder, whether such sum be any installment of the rent herein reserved, any other amount treated as additional rent hereunder, or any other payment or reimbursement to Landlord required herein, whether or not treated as Additional Rent hereunder, and such failure shall continue for a period of ten (10) days following written notice, from Landlord that such payment was due; provided, however, that Landlord shall only be required to give notice of such failure to pay the same obligation hereunder two (2) times in any twelve (12) month period; or

(b)                      Tenant shall fail to comply with any term, provision or covenant of this Lease other than by failing to pay when or before due any sum of money becoming due to be paid to Landlord hereunder, and shall not cure such failure within thirty (30) days after receipt by Tenant of written notice thereof provided that if such failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall not be in default hereunder so long as Tenant initiates such, compliance within thirty (30) days and pursues such compliance diligently to completion thereafter; or

(c)                       Tenant shall abandon or vacate any substantial portion of the Premises; or uses or occupies the Premises in a manner or for such a purpose which is not consistent with the approved Use, or without Landlord’s prior written consent, Tenant removes or attempts to remove or manifests an intention to remove any or all of Tenant’s property from the Premises otherwise than in the ordinary and usual course of business; or

(d)                      Tenant shall fail to vacate the Premises immediately upon termination of the Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only; or

(e)                       The leasehold interest of Tenant shall be levied upon under execution or be attached by process of law or Tenant shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Landlord to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released or transferred to other security, and such default shall continue for twenty (20) days after receipt of written notice thereof by Tenant; or

(f)                         Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal, bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof; or

(g)                      A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant a bankrupt, or appointing, a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof; or

(h)                      Any of the events described in subparagraphs (f) and (g) immediately above occur as to any guarantor or surety of Tenant’s performance under this Lease, or such guarantor or surety defaults on any provision under its guaranty or suretyship agreement, and Tenant fails, within thirty (30) days of such event, to provide equivalent, alternative security reasonably acceptable to Landlord.

23.                    REMEDIES.

Upon the occurrence of any of such events of default described in Paragraph 22 or elsewhere in this Lease, Landlord shall have the Option to pursue any one or more of the following remedies without any notice of demand whatsoever:

(a)                       Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease;

(b)                      Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free right to enter into and upon the Premises in such event with or without process of law and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant hereby waiving any right to claim damage for such reentry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or by operation of law;

(c)                       Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all Rent, including any amounts treated as Additional Rent hereunder, and other sums due and payable by Tenant on the date of termination, plus the sum of (i) an amount equal to the then present value of the Rent, including any amounts treated as Additional Rent hereunder, and other sums provided herein to be paid by Tenant for the residue of the Term hereof, less the fair rental value of the Premises for such residue (taking into account the time and expense necessary to obtain a replacement tenant or tenants, including expenses hereinafter described in subparagraph (d)
relating to recovery of the Premises, preparation for reletting and for reletting, itself), and (ii) the cost of performing any other covenants which would have otherwise been performed by Tenant;

(d)                      (i) Upon any termination of Tenant’s right to possession only without termination of the Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided in subparagraph (b) above, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, hereunder for the full Term. In any such case Tenant shall pay forthwith to Landlord; if Landlord so elects, a sum equal to the entire amount of the rent, including any amounts treated as additional rent hereunder, for the residue of the Term plus any other sums provided herein to be paid by Tenant for the remainder of the Term.

(e)                       Landlord may relet, but need not (but without limiting Landlord’s duty to mitigate its damages), the Premises or any part thereof for such rent and upon such terms as Landlord in its sole discretion shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises) and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same, to the extent Landlord reasonably deems necessary in order to relet the Premises, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of reletting including, without limitation, any broker’s commission incurred by Landlord. If the consideration collected by Landlord upon any such reletting plus any sums previously collected from Tenant are not sufficient to pay the full amount of all rent, including any amounts treated as additional rent hereunder and other sums reserved in this lease for the remaining term hereof, together with the costs of repairs, alterations, additions, redecorating, and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including attorney’s fees and broker’s commissions), Tenant shall pay to Landlord the amount of such deficiency upon demand and Tenant agrees that Landlord may file suit to recover any sums falling due under this section from time to time.

(f)                         Landlord may, at Landlord’s option, enter into and upon the Premises, with or without process of law, if Landlord determines in its reasonable discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible hereunder and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage resulting therefrom and Tenant agrees to reimburse Landlord, on demand, as additional rent, for any expenses which Landlord may reasonably incur in thus effecting compliance with Tenant’s obligations under this Lease;

(g)                      Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within 30 days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or at equity (all such, remedies being cumulative), nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender, of the Premises, and no agreement to terminate this Lease or accept & surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained Landlord’s acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as an accord and satisfaction, compromise or waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such defaulter of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default.

(h)                      If either Landlord or Tenant shall institute any action or proceeding against the other relating to any of the terms, covenants; conditions or provisions of this Lease, or there occurs any event of default by Tenant or default by Landlord, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellate proceeding.

24.                    QUIET ENJOYMENT.

Tenant upon paying the Rent and all Additional Rent and all other sums and charges herein provided for and, upon observing, keeping, and performing all covenants, agreements and conditions of this Lease on Tenant’s part to be observed, kept and performed, shall quietly have and enjoy the Premises throughout the Lease Term without hindrance or molestation by Landlord or by anyone claiming by, through or under Landlord, subject however, to the exceptions, reservations and conditions of this Lease.

25.                    DAMAGE BY FIRE, ETC.

(a)                       Landlord agrees to maintain standard fire and extended coverage insurance covering the Building(s) in an amount not less than the full “replacement cost” thereof (as such term is defined in the Replacement Cost Endorsement to be attached thereto, if any) insuring against the perils of fire and lightning and including extended coverage, and earthquake and flood coverage, or at Landlord’s option, “All Risk” coverage, with earthquake and flood, coverage, all such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the state in which the property is situated for use by insurance companies admitted in such State for the writing of such insurance, on risks located within such state. Subject to the provisions of Paragraphs 25(c), 25(d) and 25(f), such insurance shall be for the sole benefit of Landlord and under its sole control. Such insurance shall include protection for continuation of rental payments for a period of 12 months in the event of any damage caused by the perils referred to above. Said payments shall be made to Landlord within thirty (30) days after presentation to Tenant of Landlord’s statement setting forth the amount due, and the failure to pay such share shall be treated in the same manner as a default in the payment of rent hereunder when due. Any payment to be made pursuant to this Paragraph with respect to the year in which the Lease commences or terminates shall be prorated. Tenant shall not take but separate insurance concurrent in form or contributing in the event of loss with that required to be maintained by Landlord hereunder unless Landlord is included as an additional insured thereon. Tenant shall immediately notify Landlord whenever any such separate insurance is taken out and shall promptly deliver to Landlord the policy or policies of such insurance.

(b)                      If the Building should be damaged or destroyed by fire, tornado or any other act of God, Tenant shall give immediate written notice thereof to Landlord.

(c)                       If the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 25(a), but only to such extent that the Building can in Landlord’s estimation be materially restored within one hundred eight (180) days after the date of such damage (except, that Landlord may elect not to rebuild if such damage occurs during the last year of the Term, unless Tenant has exercised its option to renew the term of this Lease within fifteen (15) days after the date of the casualty, this Lease shall not terminate, and Landlord shall, at its sole cost and expense, thereupon proceed with reasonable, diligence to rebuild and repair such Building to substantially the condition in which it existed prior to such damage, except Landlord shall not he required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the rent and all additional rent payable hereunder during the period in which the Premises are untenantable until materially restored shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that (i) under the circumstances then prevailing, it cannot be reasonably projected that Landlord can materially restore the damage within 180 days after such damage has occurred, (ii) such damage is not fully covered by Landlord’s insurance, (iii) a material portion of the Premises is damaged at a time when there is less than one year left on the unelapsed Term, or (iv) Landlord, having commenced the restoration work, should fail to materially restore the Building Within one hundred eighty (180) days after the date of such damage, Tenant may (if it has given Landlord at least thirty (30) days notice of its intent to do so) at its option terminate this Lease by delivering written notice of termination to Landlord as Tenant’s exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate; provided, however, that if construction is delayed because of changes, deletions; or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, Governmental regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed. For purposes hereof, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was then being used.

If the Building should be damaged or destroyed by fire, tornado or any other act of God and Landlord is not required to rebuild pursuant to the provisions of Paragraph 25(c), this Lease shall at the option of Landlord or Tenant, given within 30 days after such damage, terminate and the rent and additional rent shall be abated during the unexpired portion of the Term of this Lease, effective upon the date of the occurrence of such damage.

(d)                      Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Building requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within 15 days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such notice to Tenant as if the date of such notice were the date originally fixed in this Lease for the expiration of the Term.

(e)                       In the event of any damage or destruction to the Premises by any peril covered by the provisions of this Paragraph, Tenant shall, upon notice from Landlord, forthwith remove; at its, sole cost and expense, such portion or all of Tenant’s shelves, bins, machinery and other trade fixtures and all other property belonging to Tenant or his licensees from such portion or all of the Premises as Landlord shall request and Tenant hereby indemnifies and holds Landlord (including without limitation the trustee and beneficiaries if Landlord is a trust), Landlord’s agents and employees harmless from any loss, liability, claims, suits, costs, expenses, including attorney’s fees and damages, both real and alleged, arising out of any damage or injury as a result of the failure to properly secure the Premises prior to such removal and/or as a result of such removal.

26.                    EMINENT DOMAIN.

(a)                       If the whole, or any part of the Building should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises or Building for the purposes for which they are then being used, as determined by Tenant in its sole discretion, Tenant may, at its option by notice to Landlord, terminate this Lease effective when the physical taking of said property shall occur.

(b)                      If part of the Building, shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Paragraph 25(a), this Lease shall not terminate but the rent payable hereunder during the unexpired portion of the Term of this Lease shall be reduced to such extent, if at all, as may be fair and reasonable under all of the circumstances and Landlord shall undertake to restore the Premises to a condition suitable for Tenant’s use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all the circumstances.

(c)                       In the event of any such taking or private purchase in lieu thereof Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings; provided that Tenant shall not be entitled to receive any award for Tenant’s loss of its leasehold interest, the right to such award being hereby assigned by Tenant to Landlord.

27.                    SALE BY LANDLORD.

In event of a sale or conveyance by Landlord of the Building to a purchaser which assumes Landlord’s obligations hereunder in writing, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions expressed or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Paragraph this Lease shall not be affected by any such sale, and Tenant agrees to attorn to the purchaser or Landlord’s assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security, provided that any successor shall not be liable for such security unless such successor receives the same. Notwithstanding the generality of the foregoing, this provision shall not serve to release or relieve the entity identified as Landlord first above written (namely, TriQuint Optoelectronics, Inc.), or any affiliate thereof, from their respective obligations to Tenant under that certain Asset Purchase Agreement dated as of April 14, 2005 between said Landlord and Tenant.

28.                    ESTOPPEL CERITIFICATES.

Within ten business days following receipt of written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or any prospective Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease, (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in frill force and effect, as modified, and stating the date and nature of such modifications), (c) the date to which the rent and other sums payable under this Lease have been paid, and (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement, and (e) such other matters requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary or purchaser and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant hereby irrevocably appoints Landlord or if Landlord is a trust, Landlord’s beneficiary or agent, as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant such estoppel certificate. If Tenant fails to deliver the same within such ten (10) day period and such certificate as signed by Landlord, Landlord’s beneficiary or agent, as the case may be, shall be fully binding on Tenant, if Tenant fails to deliver a contrary certificate within five days after receipt by Tenant of a copy of the certificate executed by Landlord, Landlord’s beneficiary or agent, as the case may be, on behalf of Tenant.

29.                    SURRENDER OF PREMISES.

Tenant shall, at least 90 days before the last day of the Term arrange to meet Landlord for a joint inspection of the Premises. In the event of Tenant’s failure to arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purpose of determining Tenant’s responsibility for repairs and restoration.

At the end of the Term or any renewal thereof or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, in the same condition as received or first installed broom clean and free of all debris, ordinary wear and tear and damage by fire, earthquake, Act of God, or the elements alone excepted. Tenant may, upon termination of this Lease, remove all movable partitions of less than full height from floor to ceiling, counters, and other personal property and trade fixtures of Tenant removable without material damage to such property or the Premises previously installed by Tenant, at Tenant’s sole cost, title to which shall be in Tenant until such termination repairing such damage caused by such removal. Property not so removed shall be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale. Upon request by Landlord, Tenant shall remove any or all permanent improvements or additions to the Premises installed at Tenant’s cost and all movable partitions, counters and other personal property of Tenant removable without material damage to such property or the Premises which may be left by Tenant and repair any damage resulting from such removal. Tenant shall indemnify Landlord against any loss or liability resulting from delay by Tenant in so surrendering the Premises, including without limitation any claims made by any succeeding tenant founded on such delay.

All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term of this Lease shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary: (i) to repair, restore and broom clean the Premises as provided herein, removing Tenant’s personal property if necessary; and (ii) to discharge Tenant’s obligation for unpaid amounts due Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied.

30.                    NOTICES.

Any notice or document required or permitted to be delivered hereunder shall be in writing and shall be effective upon delivery, if personally delivered. All notices shall be personally delivered or sent by United States Mail, postage prepaid, Certified or Registered Mail and Receipted the next business day after being deposited with a nationally recognized overnight delivery service, addressed to the parties hereto at the respective addresses set forth on the Reference Page, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.

31.                    TAXES PAYABLE BY TENANT.

In addition to rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes or ad valorem taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by or on the gross or net rent payable hereunder, including without limitation any gross income tax, sales tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof; including any sales, use or service tax imposed as a result thereof; or (c) upon or measured by Tenant’s gross receipt or payroll or the value of Tenant’s equipment, furniture, fixtures, and other personal property of Tenant or leasehold improvements, alterations, additions, located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the Term upon Tenant’s equipment, furniture, fixtures, and other personal property of Tenant located in the Premises.

32.                    DEFINED TERMS AND HEADINGS.

The paragraph headings herein are for convenience of reference and shall in no way define, increase, limit, or describe the scope or intent of any provision of this Lease. Any indemnification of, insurance of, or option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case, where this Lease is signed by more than one person, the obligations hereunder shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, marital communities, firms, or corporations, and their and each of heir respective successors, executors, administrators, and permitted assigns, according to the context hereof. Tenant agrees to furnish promptly upon demand a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by Landlord on the basis of the plans and specifications (which were available for inspection by Tenant at the time the Lease was executed) of the Building and including a proportionate share of any common areas. Tenant hereby consents and agrees that the calculation of rentable area on the Reference Page shall be controlling.

33.                    ENFORCEABILITY.

If for any reason whatsoever any of the provisions hereof shall be void, unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

34.                    REAL ESTATE BROKERS.

Each of the parties (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Page; and (ii) indemnifies and holds the other harmless from any and all losses, liability, costs or expenses (including attorneys’ fees) incurred as a result of any breach of the foregoing warranty. Landlord shall be solely responsible for brokerage fees payable to the brokers listed on the Reference Page.
35.                    TIME AND APPLICABLE LAW.

Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located.

36.                    PARKING.

Tenant shall have the right to use in common with other tenants or occupants of the Building, all of the automobile parking spaces at the Building, as shown on Exhibit A-2. Tenant shall not at any time park or permit the parking of Tenant’s vehicles, or the vehicles of others, adjacent to loading areas or so as to interfere in any way with the use of such areas. Tenant shall not park or permit to be parked any inoperative vehicles or equipment on any portion of the parking or loading areas.

37.                    SUCCESSORS AND ASSIGNS.

Subject to Paragraph 13 hereof the obligations of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Landlord and each successive owner of the Property shall be liable only for obligations accruing during the period of its ownership or interest and the liability of Landlord hereunder shall be limited to Landlord’s stake or other title or interest in the Property. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Property of which the Premises form a part and no other assets for the satisfaction of any claim, remedy or cause of action accruing to Tenant.

38.                    ENTIRE AGREEMENT.

It is expressly understood and agreed by and between the parties hereto that this lease and the riders attached hereto and forming a part hereof set forth all the promises, agreements, conditions and understandings between Landlord or its agents and Tenant relative to the Premises, and that there are no promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. It is further understood and agreed that, except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

39.                    HEADINGS AND TERMS.

The title and headings and table of contents of this Lease are for convenience of reference only and shall not in any way be utilized to construe or interpret the agreement of the parties as otherwise set forth herein. The term “Landlord” and term “Tenant” as used herein shall mean, where appropriate, all persons acting by or on behalf of the respective parties, except as to any required approvals, consents or amendments, modifications or supplements hereunder when such terms shall only mean the parties originally named on the first page of this Lease as Landlord and Tenant, respectively, and their agents so authorized in writing.

40.                    EXAMINATION NOT OPTION.

Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until its delivery to Tenant of an executed copy hereof signed by Landlord, already having been signed by Tenant, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants.

41.                    RECORDATION.

Neither Landlord nor Tenant shall record this Lease or a short form memorandum hereof without the prior written consent of the other party, and the party offering the same for recording shall pay all charges and taxes-incident thereto.

42.                    LIMITATION OF LANDLORD’S LIABILITY.

The obligations of Landlord herein are intended to be binding only on the property of the entity acting as Landlord and shall not be personally binding, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof or any employees or agents of Landlord, or the investment manager.

43.                    REPRESENTATIONS AND WARRANTIES.

Landlord represents and warrants to and agrees with Tenant as follows:

(a)                       Landlord is equitable owner of the Premises, the Building and the Property.

(b)                      Landlord is a limited partnership duly organized and validly existing under the laws of Pennsylvania; Landlord has full power and authority under the laws of Pennsylvania to execute and deliver this lease and to perform its obligations hereunder, the signatory hereto on behalf of Landlord has full power and authority to bind Landlord; and all requisite actions necessary to authorize Landlord to execute and deliver this Lease and to perform its obligations hereunder have been taken. All requisite actions necessary to authorize Landlord to execute and deliver this Lease and to perform, its obligations hereunder have been taken.

44.                    GOVERNING LAW.

This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

45.                    WAIVERS.

No delay or forbearance by Landlord in exercising any right, or remedy hereunder or in undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter.

46.                    FORCE MAJEURE.

Landlord or Tenant shall be excused for the period of any delay in the performance of any of its obligations hereunder (other than payment of Rent) when prevented from so doing by cause or causes beyond its control which shall include, without limitation, all labor disputes, inability to obtain any material or services, civil commotion or Acts of God.

47.                    WAIVER OF TRIAL BY JURY.

It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and then hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other.

48.                    SEVERABILITY.

Each covenant and agreement in this Lease shall for all purposes be construed to be separate and or the application thereof shall to any extent be invalid, illegal or otherwise unenforceable, the remainder of this Lease, and the application of such provision other than as invalid, illegal or unenforceable, shall not be effected thereby, and such provisions in this Lease shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be executed the date first mentioned.

LANDLORD:		TENANT:

TRIQUINT OPTOELECTORONICS, INC.		CYOPTICS, INC.

/s/ Stephanie Welty		/s/ Ed Coringrato
By:	Stephanie Welty	By:	Ed Coringrato
Title:	VP, Finance	Title:	President and CEO
Date:	4/29/2005	Date:	April 29, 2005

ADDENDUM

Hazardous Materials

Except as otherwise set forth in Paragraph 1(b) of the Lease, Tenant agrees that Tenant, its agents and contractors shall not use, manufacture, store or dispose of any flammable explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances (collectively “Hazardous Materials”) on under or about the Premises, provided that Tenant may handle, store, use or dispose of products (i) containing small quantities or Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copiers, paints, pain remover, and the like), provided further that Tenant shall handle, store, use and dispose of any, such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises or the environment; or (ii) necessary to conduct the Permitted Use of the Premises described in Paragraph 1(b).

If Landlord, in its sole discretion, believes that the Premises or the environment have become contaminated with Hazardous Materials, in breach of the provisions of this Lease, Landlord, in addition to its other rights under this Lease, may enter upon the Premises and obtain samples from the Premises, including the soil and groundwater under the Premises, for the purposes of analyzing the same to determine whether and to what extend the Premises or the environment have become so contaminated, Tenant shall reimburse Landlord for the reasonable costs of such inspection, sampling and analysis.

Without limiting the above, Tenant shall indemnify and hold harmless Landlord from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, reasonable attorneys fees and costs, arising out of or in any way connected with the use, manufacture, storage, or disposal of Hazardous Materials by Tenant, its agents or contractors on, under or about the Premises including, without limitation, the cost of any required or necessary repair, cleanup or detoxification and the preparation of any closure or other required plans in connection herewith. The indemnity obligations of Tenant under this clause shall survive any termination of the Lease.

EXHIBIT “A1”
LEGAL DESCRIPTION

ALL THAT CERTAIN tract of land located in Upper Macungie Township, Lehigh County, Pennsylvania known as Lot 3, as shown on and described in accordance with a Minor Subdivision Plan for Agere Systems, Inc., prepared by Barry Isett & Associates, Inc., Tradetown, Pennsylvania, dated October 22, 2001, last revised February, 29, 2002 and recorded at Lehigh County Document ID No. 7025857, Document ID No. 7025858, Document ID No. 7025859, on August 28, 2002; and Document ID No. 7049645 on December 13, 2002, bounded and described as follows to with.

BEGINNING at the intersection of the Northerly ultimate right of way line of S.R. 0222 (100 foot right of way and the Easterly property line of lot 1 as shown on aforesaid Minor Subdivision Plan, thence along the lands of said Lot 1 the following seven coursed and distances: (1) North 16 degrees 30 minutes 00 seconds East, 177.27 feet; (2) along a circular curve to the right, having a radius of 530.00 feet and a central angle of 28 degrees 10 minutes 08 seconds (chord bearing and distance of North 30 degrees 35 minutes 04 seconds East, 257.95 feet), the arc length of 260.57 feet; (3) North 44 degrees 40 minutes 08 seconds East, 55.66 feet; (4) along a circular curve to the right, having a radius of 418.06 feet and a central angle of 38 degrees 56 minutes 58 seconds (chord bearing and distance of North 25 degrees 51 minutes 23 seconds West 278.75 feet), the arc length of 284.20 feet; (5) North 06 degrees 22 minutes 55 seconds West 105.56 feet; (6) along a circular curve to the left, having a radius of 275.00 feet and a central angle of 87 degrees 16 minutes 23 seconds (chord bearing and distance of North 50 degrees 01 minute 06 seconds West, 379.55 feet); the arc length of 418.88 feet, (7) North 03 degrees 39 minutes 18 seconds West, 50.00 feet to the Southerly ultimate right of way line of Hans Hill Road the following sixteen courses and distances: (1) North 86 degrees 20 minutes 42 seconds East, 558.25 feet; (2) North 86 degrees 35 minutes 18 seconds East, 572.50 feet; (3) along a circular curve to the right, having a radius of 1,155.00 feet and a central angle of 06 degrees 51 minutes 26 seconds (chord bearing and distance of South 89 degrees 58 minutes 59 seconds East, 138.15 feet), the arc length of 138.23 feet; (4) South 86 degrees 33 minutes 16 seconds East, 348.58 feet; (5) along a circular curve to the left, having a radius of 830.00 feet and a central angle of 03 degrees 29 minutes 59 seconds (chord bearing and distance of South 88 degrees 18 minutes 16 seconds East 50.69 feet); the arc length of 50.70 feet; (6) North 89 degrees 56 minutes 44 seconds East, 206.85 feet; (7) along a circular curve to the right having a radius of 755.00 feet and a central angle of 24 degrees 08 minutes 38 seconds (chord bearing and distance of South 77 degrees 58 minutes 57 seconds East, 315.80 feet); the arc length of 318.15 feet; (8) South 65 degrees 54 minutes 39 seconds East, 682.47 feet; (9) along a circular curve to the left, having a radius of 1,280.00 feet and a central angle of 02 degrees 13 minutes 29 seconds (chord bearing and distance of South 67 degrees 01 minutes 24 seconds East, 49.70 feet), the arc length or 49.70 feet; (10) South 68 degrees 08 minutes 09 seconds East, 431.15 feet; (11) along a circular curve to the right, having a radius of 230.00 feet and a central angle of 34 degrees 33 minutes 46 seconds (chord bearing and distance of South 50 degrees 51 minutes 14 seconds East, 136.65 feet); the arc length of 138.74 feet, (12) along a circular curve to the left, having a radius of 318.34 feet and a central angle of 29 degrees 51 minutes 07 seconds (chord bearing and distance of South 48 degrees 29 minutes 53 seconds East, 163.99 feet), the arc length of 165.86 feet; (13) South 63 degrees 25 minutes 27 seconds East, 406.25 feet; (14) South 62 degrees 09 minutes 53 seconds East, 329.07 feet; (15) along a circular curve to the left, having a radius of 2,130.00 feet and a central angle of 03 degrees 43 minutes 28 seconds (chord bearing and distance of South 64 degrees 01 minute 37 seconds, East, 138.43 feet), the arc length or 138.46 feet; (16) South 65 degrees 53 minutes 21 seconds East, 191.84 feet to the Westerly property line of lands of Ralph C. Derr; thence along said lands of Ralph C. Derr the following five courses and distances; (1) South 27 degrees 44 minutes 28 seconds West, 168.94 feet; (2) south 66 degrees 31 minutes 26 seconds East 70.70 feet; (3) South 24 degrees 57 minutes 00 seconds West, 89.86 feet; (4) South 71 degrees 56 minutes 50 seconds East, 92.88 feet; (5) North 70 degrees 46 minutes 14 seconds East, 173.55 feet to the Westerly property line of Lot 2 as shown on aforesaid Minor Subdivision Plan, thence along said property line of Lot 2, South 15 degrees 29 minutes 13 seconds West, 971.56 feet to the aforesaid Northerly ultimate right of way line of S.R. 0222 (100 foot right of way); thence along said Northerly ultimate right of way line of S.R. 0222, North 73 degrees 30 minutes 47 seconds West, 457.51 feet to the Easterly property line of the lands of Verne A. Seagreaves, thence along said lands of Verne A. Seagreaves the following three courses and distances (1) North 16 degrees 29 minutes 04 seconds East, 150.01 feet; (2) North 73 degrees 29 minutes 16 seconds West, 193.10 feet; (3) South 03 degrees 12 minutes 45 seconds West, 134.01 feet to the aforesaid Northerly ultimate right of way line of S.R. 0222, thence along said right of way North 73 degrees 30 minutes 00 seconds West, 3,717.44 feet to the point of beginning.

BEING Tax Parcel No. 545408213261-1.

Building Location Plan A-3

Building Color corresponds with colored floor plan attached.

EXHIBIT “B”

TENANT IMPROVEMENTS

Tenant accepts the Premises in As-is / where-is condition. Landlord shall have no responsibility to perform any tenant improvements.

EXHIBIT “C”

RULES AND REGULATIONS

[TO BE ATTACHED]

Common if required per
Government code

KEY PLAN

Building #2A
Second Floor
A-9.1

Common if required per Government code

Building #2B
Second Floor
A-9.2

EXHIBIT “D”

COST ALLOCATION

	Estimated Total Cost	TriQuint portion	Anthem portion	Comments
ANTHEM COSTS SOLELY
Facility Manager — Bruce George	$110,000	$0	$110,000	B. George to Anthem, terms to be agreed
Property Insurance (ordinary hazard)	$112,000	$0	$112,000
Property Taxes	$706,908	$0	$706,908
Landscaping service/snow removal	$50,000	$0	$50,000
Diesel fire pump service	$3,000	$0	$3,000	Cost to maintain sprinkler pump
Pest control	$2,500	$0	$2,500
Elevator service	$12,000	$0	$12,000
	$996,408	$0	$996,408
TRIQUINT/ANTHEM SHARED COSTS
Berkshire fire detection system	$25,000	$16,675	$8,325
Fire extinguisher and hose rack service	$7,000	$4,632	$2,331
Natural Gas	$600,000	$500,000	$100,000
Public water supply-LCA	$80,000	$80,000	$0
Sewer service — UMT	$100,000	$100,000	$0
Electric-estimated (5)	$1,200,000	$1,150,000	$50,000
Boiler inspection — dept. of labor	$1,000	$1,000	$0
Chiller service	$35,000	$35,000	$0
Boiler service	$40,000	$40,000	$0
	$2,088,000	$1,927,337	$160,658
Subtotal	$3,084,408	$1,927,337	$1,157,064
TRIQUINT OPERATING COSTS — estimated
Salaries/Contracts	$300,000	$300,000	$0
Salaries-staff	$200,000	$200,000	$0
Copiers	$15,000	$15,000	$0
Janitorial services	$75,000	$75,000	$0
Bulk Gases	$425,000	$425,000	$0
Fuel oil	$0	$0	$0
Recycling	$3,000	$3,000	$0
Emergency generator service	$3,000	$3,000	$0
UPS service- Liebert	$8,000	$8,000	$0
Water treatment	$15,000	$15,000	$0
GE - emergency switchgear service	$10,000	$10,000	$0
Combustible gas monitor service	$13,000	$13,000	$0
Wastewater sampling service	$3,000	$3,000	$0
Chemical disposal service	$10,000	$10,000	$0
DI water system	$8,000	$8,000	$0
Motor generator UPS service	$7,000	$7,000	$0
Scales air compressor part/service	$15,000	$15,000	$0
Siemens BAS/security system	$35,000	$35,000	$0

Vibration analysis on fans and pumps	$7,000	$7,000	$0
Trash and paper recycling	$10,000	$10,000	$0
Water softener salt	$10,000	$10,000	$0
MDA monitor maint.	$8,000	$8,000	$0
Misc. parts end repairs	$50,000	$50,000	$0
Security systems	$5,000	$5,000	$0
EH&S	$25,000	$25,000	$0
	$1,260,000	$1,260,000	$0

EXHIBIT “E”

FORM-OF GUARANTY

GUARANTY OF LEASE

THIS GUARANTY OF LEASE is attached to and is hereby made a part of that certain Lease Agreement dated                                      2005 (the “Lease”), between CyOptics, Inc. (“Tenant”) and TriQuint Optoelectronics, Inc., whose interest as lessor is being assigned to                                   (“Landlord”) by an assignment dated of even date herewith (the “Assignment”).

FOR VALUE RECEIVED and in consideration of and as an inducement to Landlord entering into the Assignment, the undersigned guarantor, TriQuint Semiconductor, Inc. (“Guarantor”), unconditionally and continuously guarantees to Landlord, its successors and assigns, the full and timely payment by Tenant of all Annual Base Rent due and owing under the Lease from and after the date hereof dining the Initial Term, as those capitalized terms are defined in the Lease, or until the Lease is assigned or the Premises are sublet by Tenant.

This Guaranty and the obligations of Guarantor hereunder shall not be terminated or impaired by reason of the granting by Landlord of any indulgences to Tenant or the assertion by Landlord against Tenant of any of Landlord’s rights or remedies under the Lease, or by the relief of Tenant from any of Tenant’s obligations under the Lease by operation of law or otherwise, whether or not Guarantor has received notice of same. Guarantor waives all suretyship defenses, notice of any breach by Tenant, and right to a jury trial

Landlord’s delay or failure to insist upon the strict performance or observance of any obligation of Tenant under the Lease or to exercise any right or remedy available under the Lease or at law or in equity, shall not be construed to be a waiver of Landlord’s prerogative to insist upon such strict performance or observance or to exercise any such right or remedy. Receipt by Landlord of rent or other payment with knowledge of a breach of any term or condition of the Lease shall not be construed to be a waiver of such breach.

The liability of Guarantor hereunder shall not be affected or limited by: the release or discharge of Tenant in any creditors’ receivership, bankruptcy or other proceedings; the impairment, limitation or modification of the liability of the Tenant or the estate of the Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the federal bankruptcy laws or other statutes or from the decision in any court the rejection or disaffirmance of the Lease in any such proceedings; any disability or other defense of Tenant; or the cessation from any cause whatsoever, of the liability of Tenant.

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (the “Assignment”) is made as of the          day of June, 2005, between TriQuint Optoelectronics, Inc., a Delaware corporation (“Assignor”), and Hamilton TEK Partners, L.P., a Pennsylvania limited partnership (“Assignee”).

For and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by Assignee to Assignor, the conveyance by Assignor to Assignee of all that certain real property commonly known as 9999 Hamilton Boulevard, Breinigsville, PA 18031 (the “Property”), and the mutual covenants herein contained, the receipt and sufficiency of the foregoing consideration being hereby acknowledged by the parties hereto, Assignor hereby assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest in, to, and under that certain Lease Agreement for a portion of the Property by and between Assignor and CyOptics, Inc., dated as of April 29, 2005 (the “Lease”).

Effective only from and after the date hereof and by acceptance hereof, Assignee assumes and agrees to be bound by and agrees to perform all of Assignor’s obligations solely as the same are set forth in writing in the Lease.

Assignee shall indemnify and hold Assignor harmless from and against any actions, suits, proceedings or claims, and all costs and expenses (including, without limitation, reasonable attorneys’ fees incurred in connection therewith), based upon or arising out of any breach or alleged breach of the Lease or out of any other statement of facts connected with the Lease occurring or alleged to have occurred after the date hereof. Assignor shall indemnify and hold Assignee harmless from and against any actions, suits, proceedings or claims, and all costs and expenses (including, without limitation, reasonable attorneys’ fees incurred in connection therewith), based upon or arising out of any breach or alleged breach of the Lease or out of any other statement of facts connected with the Lease occurring or alleged to have occurred up to and including the date hereof

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment as of the date first written above.

ASSIGNOR:		ASSIGNEE:

TriQuint Optoelectronics, Inc., a Delaware		Hamilton TEK Partners, L.P., a
corporation		Pennsylvania limited partnership

By:	/s/ Stephanie Welty	By:	/s/ [ILLEGIBLE]
	Stephanie Welty	Name:	[ILLEGIBLE]
	Vice President of Finance	Title:	[ILLEGIBLE]

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NO-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated July 13, 2005, is entered into by and among Optics, Inc., a Delaware corporation with offices at 7360 Windsor Drive, Allentown, PA 18106 (the “ILLEGIBLE”), and Hamilton TEK Partners, L.P., a Pennsylvania limited partnership with offices at 120 ILLEGIBLE Germantown Pike, Plymouth Meeting, PA 19462 (the “Landlord”), and SOVEREIGN BANK, ILLEGIBLE offices at 1500 Market Street, Concourse Level, Philadelphia, Pennsylvania 19102 (the “Lender).

W I T N E S S E T H:

WHEREAS, Landlord is the holder of a fee interest in the real property commonly ILLEGIBLE as TEK Park, Breinigsville, Pennsylvania (the “Property”), a portion of which consists of 769 square feet of rentable floor area in a building at 9999 Hamilton Boulevard, Breningsville, Lehigh ILLEGIBLE, Pennsylvania (the “Premises”) is leased to Tenant pursuant to a Lease, dated as of April 29, ILLEGIBLE between the Tenant and Landlord’s predecessor in interest TriQuint Optoelectronics, Inc. (the “ILLEGIBLE”), leasing the Property to Tenant;

WHEREAS, Lender has agreed to make a certain mortgage loan (the “Loan”) to ILLEGIBLE, which will be evidenced by Landlord’s Promissory Note in such amount (the “Note”) and ILLEGIBLE by, among other things, a certain Construction Loan Agreement, Mortgage, Security Agreement, ILLEGIBLE of Rents and Leases, Collateral Security Agreement, Collateral Assignment Security ILLEGIBLE and all other related security and loan documents of even date (the “Mortgage”) encumbering Property, which Mortgage is to be recorded contemporaneously herewith;

WHEREAS, Lender, Landlord and Tenant desire to confirm their understanding with ILLEGIBLE to the Lease and the Loan and the rights of Tenant and Lender thereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements ILLEGIBLE herein and for other good and valuable consideration, the receipt and sufficiency of which are ILLEGIBLE acknowledged, the parties hereto agree as follows:

1.  Subordination. Notwithstanding anything to the contrary set forth in the Lease, ILLEGIBLE subordinates and subjects the Lease and the leasehold estate created thereby and all of Tenant’s ILLEGIBLE thereunder to the Mortgage and the liens thereof and all advances and rights of Lender thereunder ILLEGIBLE to any and all renewals, modifications, consolidations, replacements and extensions thereof, as fully ILLEGIBLE as if the Mortgage and all of its renewals, modifications, consolidations, replacements and extensions ILLEGIBLE been executed, delivered and recorded prior to execution of the Lease. Without affecting the ILLEGIBLE subordination, Lender may, from time to time: (a) extend by renewal or otherwise and in ILLEGIBLE or in part, the terms of payment or performance of any obligation secured by the Mortgage; release, surrender, exchange or modify any obligation secured by the Mortgage, or any security for ILLEGIBLE obligation; or (c) settle or compromise any claim with respect to any obligation secured by the mortgage or against any person who has given security for any such obligation.

2.  Non-Disturbance. If, at any time, Lender or any of Lender’s successors or assigns who shall acquire the interest of Landlord under the Lease through a foreclosure of the Mortgage, the exercise of the power of sale under the Mortgage, a deed-in-Iieu of foreclosure or otherwise (such party being a “New Owner”) shall succeed to the interests of Landlord under the Lease, then so long as (i) the Lease is then in full force and effect, and (ii) no default shall have occurred and be continuing (collectively, a “Default”) by Tenant under the Lease, the Lease shall continue in full force and effect as a direct lease between the New Owner, as successor Landlord and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease for the balance of the term thereof, Tenant hereby agrees to attorn to and accept any such New Owner as landlord under the Lease and to be bound by and perform all of the obligations imposed by the Lease, and Lender, or any such New Owner of the Property, agrees that it will not disturb the possession of Tenant and will be bound by all of the obligations imposed on the Landlord by the Lease; provided, however, that any New Owner shall not be:

(a) liable for any act or omission of a prior landlord (including Landlord) arising prior to the date upon which the New Owner shall succeed to the interests of Landlord under the Lease; or

(b) subject to any claims, offsets or defenses which Tenant might have against any prior landlord (including Landlord) arising prior to the date upon which the New Owner shall succeed to the interests of Landlord under the Lease; or

(c) bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one (1) month or by any security deposit, cleaning deposit or other prepaid charge which Tenant might have paid in advance to any prior landlord (including Landlord), except to the extent that such New Owner actually comes into exclusive possession of the same; or

(d) bound by any assignment (except as permitted by the Lease) surrender, release, waiver, cancellation, amendment or modification of the Lease made without the written consent of Lender; or

(e) responsible for the making of any improvement to the Property or repairs in or to the Property in the case of damage or destruction of the Property or any part thereof due to fire or other casualty or by reason of condemnation unless such New Owner shall he obligated under the Lease to make such repairs; or

(f) obligated to make any payment to Tenant except for the timely return of any security deposit actually received by such New Owner.

Nothing contained herein shall prevent Lender from naming or joining Tenant in any foreclosure or other action or proceeding initiated by Lender pursuant to the Mortgage to the extent necessary under applicable law in order for Lender to avail itself of and complete the foreclosure or other remedy, but such naming or joinder shall not be in derogation of the rights of Tenant as set forth in this Agreement.

3. Cure by Lender of Landlord Defaults. Tenant agrees that from and after the date hereof, in the event of any act or omission by Landlord that would give Tenant the right, either immediately or after the lapse of time, to terminate or cancel the Lease or to claim a partial or total eviction, or to abate or reduce rent. Tenant will not exercise any such right until Tenant has given written notice of such act or omission to Lender and Lender has failed within thirty (30) days after both receipt of such notice by Lender and the time when Lender shall have become entitled under the Mortgage to remedy the same, to commence to cure such act or omission within such period and thereafter diligently prosecute such cure to completion. Notwithstanding the foregoing, if Lender cannot commence such cure without possession of the Property, Tenant will not exercise any such right if Lender commences judicial or non judicial proceedings to obtain possession within such period and thereafter diligently prosecutes such efforts and cure to completion. Further, Tenant shall not as to Lender, require cure of any such act or omission which is not susceptible to cure by Lender.

4.  Payments to Lender and Exculpation of Tenant. Tenant is hereby notified that the Lease and the rent and all other sums due thereunder have been assigned to Lender as security for the Loan. In the event that Lender or any future party to whom Lender may assign the Mortgage notifies Tenant of a default under the Mortgage and directs that Tenant pay its rent and all other sums due under the Lease to Lender or to such assignee, Tenant shall honor such direction without inquiry and pay its rent and all other sums due under the Lease in accordance with such notice. Landlord agrees that Tenant shall have the right to rely on any such notice from Lender or any such assignee without incurring any obligation or liability to Landlord and Tenant is hereby instructed to disregard any notice to the contrary received from Landlord or any third party.

5.  Estoppel. Tenant states, declares, represents and warrants as follows:

(a) The description of the Lease in the recitals hereof is true, correct and complete, including all amendments, supplements and modifications thereto. Concurrently herewith, Tenant is delivering to Landlord a true, correct and complete copy of the Lease, which is not intended to be recorded. Tenant has properly executed the Lease and the Lease is in full force and effect.

(b) As of the date hereof, the minimum monthly or base rent being paid by Tenant for the Premises pursuant to the terms of the Lease is $100,000.00 per month. If applicable, percentage rent due under the Lease has been paid through June 30, 2005 and the amount of percentage rent for the last period paid was $N/A (if none, so state). If applicable, common area maintenance, taxes, insurance and other charges due under the Lease have been paid through June 30. 2005 (if none, so state).

(c) Tenant has accepted possession of the Premises under the Lease, and all items of an executory nature relating thereto to be performed by Landlord have been completed.

(d) Tenant acknowledges that the initial term of the Lease commenced on April 29, 2005, and shall expire on March 31, 2007, unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the lease term, except as follows (if none, so state): One (1) additional five (5) year period or five (5) additional two (2) year periods.

(e) Tenant has not defaulted in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

(f) Landlord has not defaulted in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

(g) Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Premises, or any part thereof.

(h) There have been no promises or representations made to Tenant by Landlord concerning the Lease or the Premises not contained in the Lease.

(i) Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): TriQuint Semiconductor, Inc. has guaranteed the annual base rent for the initial two (2) year period of the lease.

(j) No hazardous substances are being (or have been or will be during the term of the Lease) generated, used, handled, stored or disposed of by Tenant on the Premises or on the Property in violation of any applicable laws, rules or regulations or the terms of the Lease.

(k) No rents are accrued and unpaid under the Lease.

(1) No security or deposits as security have been made under the Lease, except for the sum of $N/A (if none, so state), in cash, which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

(m) Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

(n) Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state): None.

(o) Tenant has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Property, or any portion thereof or any interest therein. To the extent that Tenant has had or hereafter acquires any such right or option, such right or option is hereby acknowledged to be subject and subordinate to the Mortgage and is hereby waived and released with respect to, and shall not be asserted against, any New Owner.

(p) Tenant has not paid rent or additional rent beyond the current month and agrees not to pay rent or additional rent more than one month in advance at any time.

(q) Landlord has not agreed to grant Tenant any free rent or rent abatement or to make any contribution to tenant improvements. Landlord has not agreed to reimburse Tenant for or to pay Tenant’s rent obligation under any other lease.

(r) Tenant does not have any purchase option or right of first refusal with respect to the Building. Tenant does not have any right or option for additional space in the Building.

(s) Since the date of the Lease, there has been no material adverse change in the financial condition of Tenant, and there are no action’s, whether voluntary or otherwise, pending against Tenant under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof or any other jurisdiction.

Whenever requested by Lender, Tenant shall, without charge, execute and deliver to Lender a written confirmation that the representations contained in this paragraph 5 remain correct and complete (or specifying any matter to the contrary).

6.                                       If each of the following conditions exist at the time of a proposed assignment or sublease of all or part of Tenant=s rights under the Lease, such assignment or sublease shall be deemed a AQualified Assignment@ under this Agreement. An assignment or sublease shall be a AQualified Assignment@ if, but only if, at the time the assignment or sublease becomes effective, all of the following conditions exist:

(i)                                     Tenant and Guarantor shall not be in material breach of its obligations under the Lease or this Agreement.

(ii)                                  The assignment or sublease shall not be for a term extending beyond the vested term of the Lease (taking into account any extensions provided for in the Lease).

(iii)                               Prior to the assignment or sublease becoming effective, Tenant shall have delivered to Lender (A) a true and complete copy of the assignment or sublease and all related terms and agreements, and (B) a recordable written document signed and acknowledged by the assignee or sublessee, (I) acknowledging that the assignee or sublessee and its, his or her successors, personal representatives, heirs and assigns shall be bound by the terms of this Agreement, and (II) verifying that the copy of the assignment or sublease attached thereto is a true and complete copy of the assignment or sublease and any related terms or agreements.

Upon a Qualified Assignment to a Qualified Tenant, the Qualified Tenant=s rights under the Lease and right to possession thereunder shall not he disturbed by the exercise of any right or remedy provided for in the Mortgage provided that Qualified Tenant continues at all times thereafter to comply with the terms and conditions of this Agreement and the Lease.

7.                                       Tenant agrees, at the election of Lender or any other holder of the Mortgage, or anyone claiming by, through or under them, to attorn to such holder or anyone claiming by, through or under such holder.

8.                                       If Lender or any other holder of the Mortgage elects at any time to have Landlord=s or Tenant=s interest in the Lease superior to the interest of any mortgage, lien or security interest securing Landlord=s obligations to Lender and given express written notice to Tenant to that effect, then the Lease shall be deemed to be superior thereto to the extent provided in such notice, whether this Lease was executed before or after the Mortgage or any other agreement or instrument favoring Lender or before or after any advance made on the security thereof.

9.                                       Limitation of Liability. Lender shall not, either by virtue of the Mortgage or this Agreement, be or become a mortgagee-in-possession or be or become subject to any liability or obligation under the Lease or otherwise until Lender shall have acquired the interests of Landlord in the Premises, by foreclosure or otherwise as set forth in the Loan Documents, and then such liability or obligation of Lender under the Lease shall extend only to those liabilities or obligations accruing subsequent to the date that Lender has acquired the interests of Landlord in the Premises as modified by the terms of this Agreement. In addition, upon such acquisition. Lender shall have no obligation, nor incur any liability, beyond Lender’s then equity interest, if any, in the Premises. Furthermore, in the event of the assignment or transfer of the interests of Lender under this Agreement, all obligations and liabilities of Lender under this Agreement shall terminate and, thereupon, all such obligations and liabilities shall be the sole responsibility of the party to whom Lender’s interests are assigned or transferred.

10.                                 Notice. Any notice, demand, statement, request, consent or other communication made hereunder shall be in writing and delivered (i) personally, (ii) mailed by certified or registered mail, postage prepaid, return receipt requested or (iii) by depositing the same with Federal Express or another reputable private courier service, postage prepaid, for next business day delivery, to the parties at their addresses first set forth above and shall be deemed given when delivered personally, or four (4) business days after being placed in the United States mail, if sent by certified or registered mail, or one (1) business day after deposit with such private courier service. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent. By giving to the other parties hereto at least fifteen (15) days’ prior written notice thereof in accordance with the provisions hereof, the parties hereto shall have the right from time to time to change their respective addresses to any other address within the United States of America. Tenant agrees to send a copy of any notice or statement under the Lease to Lender at the same time such notice or statement is sent to Landlord.

11.                                 Miscellaneous.

(a)                                  In the event of any conflict or inconsistency between the provisions of this Agreement and the Lease, the provisions of this Agreement shall govern; provided, however, that the foregoing shall in no way diminish Landlord’s obligations or liability to Tenant under the Lease. Lender’s enforcement of any provisions of this Agreement or the

Mortgage shall not entitle Tenant to claim any interference with the contractual relations between Landlord or Tenant or give rise to any claim or defense against Lender with respect to the enforcement of such provisions.

(b)                                 Tenant agrees that this Agreement satisfies any condition or requirement in the Lease relating to the granting of a non-disturbance agreement.

(c)                                  Tenant will not subordinate the Lease to the lien of any mortgage or deed of trust other than the Mortgage for so long as the Mortgage shall remain a lien on the Property.

(d)                                 This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the interest of Tenant under this Agreement may not be assigned or transferred without the prior written consent of Lender as set forth supra.

(e)                                  The captions appearing under the paragraph number designations of this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

(f)                                    If any portion or portions of this Agreement shall be held invalid or inoperative, then all of the remaining portions shall remain in full force and effect, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion or portions held to be invalid or inoperative.

(g)                                 This Agreement shall be governed by and construed in accordance with the laws of the State or Commonwealth in which the Property is located without regard to the conflicts of law provisions, except to the extent that the applicability of any of such laws is now or hereafter preempted by Federal law, in which case such Federal law shall so govern and be controlling.

(h)                                 This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same agreement.
(i)                                     This Agreement cannot be altered, modified, amended, waived, extended, changed, discharged or terminated orally or by any act on the part of Tenant, Landlord or Lender but only by an agreement in writing signed by the party against whom enforcement of any alteration, modification, amendment, waiver, extension, change, discharge or termination is sought.

12.  Insurance Proceeds: The proceeds (the “Insurance Proceeds”) of all policies of insurance required by the Mortgage excepting liability insurance covering the Property maintained by Landlordand all awards or other compensation (the “Condemnation Awards”) made for any taking of any part of the Property shall be applied in the manner specified in the Priority Mortgage subject to the rights of the Lender; and the Subordinate Party shall assign and release unto the Lender all right, title, interest or claim, if any, of, in and to the Insurance Proceeds and Condemnation Awards for application in the manner aforesaid. In the event that after such application of the Insurance Proceeds and Condemnation Awards in the manner provided in the Priority Mortgage, any balance remains, then such excess shall be paid to the Subordinate Party (to the extent provided in the Subordinate Mortgage) to be applied on account of the indebtedness secured by the Subordinate Mortgage, subject to the rights, if any, of the Borrower.

IN WITNESS WHEREOF, the parties have executed this Agreement, with the intent to be legally bound, as of the dates set forth adjacent to their signatures below to be effective as of the date of the Mortgage.

Date: July 12, 2005	TENANT:	Cyoptics, Inc.	, a
Delware Corporation

	By:	/s/ Ettore J. Coringrato
	Name:	Ettore J. Coringrato
	Title:	President
HAMILTON TEK PARTNERS, L.P.
Date: July 13, 2005	LANDLORD

BY: WOOD STREET REALTY DEVELOPMENT CO	By:	/s/ [ILLEGIBLE]
BY: ANTHEM PARTNERS, LLC	Name:	[ILLEGIBLE]

Date: , 2005	SOVERIGN BANK

	By:	/s/ Richard T. Markiewicz
	Name:	Richard T. Markiewicz
	Title:	SVP

Ludrof, John

From:	Riley, Matt
Sent:	Monday, January 22, 2007 2:51 PM
To:	Ludrof, John
Subject:	FW: CyOptics Tek Park lease renewnal

fyi

From: Larry Stuardi [mailto:Istuardi@mragroup.net]
Sent: Thursday, September 28, 2006 9:20 PM
To: Riley, Matt
Cc: Coringrato, Ed; Dormer, Jim; Mike Wojewodka; bhenderson@flynnco.com
Subject: RE: CyOptics Tek Park lease renewnal

Matt, may this e-mail serve as confirmation of receipt of notice to renew. We will continue to work towards defining responsibilities and costs associated with both Landlord’s and Cyoptic’s obligations as defined (or not) under the current lease. I have presented a draft lease form which, once terms are finalized, we would hope to migrate to effective April 1, 2007, recognizing that the current lease does not truly reflect a realistic structure for Cyoptic’s tenancy at TEK Park.

We value the relationship we have been able to develop over the past 18 months, and appreciate the co-operation in helping to evolve TEK Park into a premier technology campus. All indications are that we are on our way to making TEK the success we know it can be.

Lawrence J. Stuardi
MRA Group
120 W. Germantown Pike
Suite 200
Plymouth Meeting, PA 18942
www.mragroup.net
610-238-0500

From: Riley, Matt [mailto:mriley@cyoptics.com]
Sent: Thu 9/28/2006 6:20 PM
To: Larry Stuardi
Cc: Coringrato, Ed; Dormer, Jim
Subject: CyOptics Tek Park lease renewnal

Larry-confirming our conversation today, below is CyOptics formal notification of intent to exercise renewal option two per the current lease agreement. matt

Larry,

Per the current lease agreement between MRA and CyOptics, Inc dated April 29, 2005 for space in the Tek Park Campus located at 9999 Hamilton Blvd, Breinigsville, PA 18031, CyOptics wishes to exercise renewal option two as defined in Section 6(c) of the agreement and printed below.

(c)                                  Renewal Option Two: Five (5), two (2) year renewal options, each exercisable on six (6) months advance written notice, on the same terms set forth above except that Rent, Utilities, and Operating Expenses payable during such renewal term(s) shall be as follows:

Option Term One:                                                         Annual Base Rent
$10.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Two:
$10.50/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Three:
$11.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Four:
$11.50/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Five:
$12.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

The foregoing notwithstanding, Tenant shall have the right to convert the third (3rd), fourth (4th), and fifth (5th) two (2) year renewal options set forth above to one (1) year options, upon providing Landlord twelve (12) months notice prior to exercising each such one (1) year option.

Upon Tenant’s conversion of either of the third (3rd), fourth (4th), or fifth (5th) options to a one (1) year option, each successive option term shall thereafter automatically be converted to a one (1) year option.

Please confirm receipt and acceptance of this formal notification by directing your written response to Matt Riley, CyOptics CFO, located on the Tel Park Campus. Please feel free to direct any questions to Matt on 484-397-2806.

120 West Germantown Pike, Suite 200
Plymouth Meeting, Pennsylvania, 19462
P. 610.238.0500
F.610.238.0140
www.mra.group

December 8, 2008

Certified Mail

Matt Riley, CFO
CyOptics, Inc.
Two Tek Park
9999 Hamilton Blvd
Breinigsville, PA 18031

Re: Exercise of Renwal Option

Dear Mr. Riley:

By your September 24, 2008 e-mail to Larry Stuardi (copy attached), you provided notice that CyOptics was exercising the second of five (5), two (2) year option terms (Option Term Two pursuant to Section 6(c)) of the CyOptics lease date April 29, 2005).

This correspondence confirms the Landlord’s receipt and acceptance of CyOptics, Inc.’s notice to exercise the aforementioned option, but please note that the renewal term commences April 1, 2009 and expires March 31, 2011.

Sincerely,

MRA Realty, Inc.,
As Agent for Hamilton Tek Partners, LP

/s/ Allan Freedman
Allan Freedman
Lease Administration

Enclosure

From: Riley, Matt [mriley@cyoptics.com]
Sent: Wednesday, September 24, 2008 5:08 PM
To: Larry Stuardi
Cc: Coringrato, Ed
Subject: CyOptics Lease Advance Notice

Larry,

Per the current lease agreement between MRA and CyOptics, Inc dated April 29, 2005 for space in the Tek Park Campus located at 9999 Hamilton Blvd, Breinigsville, PA 18031, this serves as advance notice that CyOptics wishes to exercise renewal option term two as defined in Section 6(c) of the agreement and printed below effective with two year term beginning April 30, 2009.

(c)                                  Renewal Option Two: Five (5), two (2) year renewal options, each exercisable on six (6) months advance written notice, on the same terms set forth above except that Rent, Utilities, and Operating Expenses payable during such renewal term(s) shall be as follows:

Option Term One:                                                 Annual Base Rent
$10.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Two (effective April 30, 2009)
$10.50/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Three:
$11.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Four:
$11.50/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

Option Term Five:
$12.00/sq. ft. NNN, plus Tenant’s Proportionate Share of Property Operating Costs

The foregoing notwithstanding, Tenant shall have the right to convert the third (3rd), fourth (4th), and fifth (5th) two (2) year renewal options set forth above to one (1) year options, upon providing Landlord twelve (12) months notice prior to exercising each such one (1) year option. Upon Tenant’s conversion of either of the third (3rd), fourth (4th), or fifth (5th) options to a one (1) year option, each successive option term shall thereafter automatically be converted to a one (1) year option.

Please confirm receipt and acceptance of this formal advance notification by directing your written response to Matt Riley, CyOptics CFO, located on the Tek Park Campus. Please feel free to direct any questions to me on 484-397-2806. Best wishes. Matt

March 26, 2009

Mr. Ed Coringrato Cyoptics, Inc. Two Tek Park 9999 Hamilton Boulevard Breinigsville, PA 18031	HAND DELIVERED

RE:                              Lease Agreement made by and between Hamilton TEK Partners, L.P, (“Landlord”) and Cyoptics, Inc. (“Tenant”) for Premises known as Two TEK Park, located at 9999 Hamilton Boulevard, Breinigsville PA 18031

Dear Mr. Coringrato:

Pursuant to the terms of the above referenced Lease and your request to exercise the second of five, two-year option terms, we are notifying you of the terms and conditions for the renewal term commencing April 1, 2009 and expiring on March 31, 2011, as follows:

Annual Base Rent will be $10.50 per square foot for 103,000 square feet of leased premises, which equals $1,081,500.00 per year, payable in equal monthly installments of $90,125.00.

Hamilton Tek Partners has completed the campus building operating budget for Tek Park for the Calendar Year 2009. Tek Park’s Operating Expenses for 2009 are projected to be $4.93 per square foot. Your monthly CAM expense will continue to be $50,000.00 per month.

With regard to your 2009 utility expenses, we have increased your monthly expense to $200,000 per month from April 1, 2009 through December 31, 2009 in an effort to reduce the amount of Cyoptic’s shortfall at the end of the year. The difference of $50,000 for January, February and March, 2009, has already been included in the $200,000.00 per month utility expenses.

To reconcile the 2008 expenses, we have calculated Cyoptic’s share as follows:

	Actuals 2008		Paid	Difference
Utilities	$2,255,491.55		$1,800,000.00	$455,491.55
CAM	$508,418.17	*	$600,000.00	$(91,581.83)
				$363,909.72

* @ $4.94 actuals
Radio Components	$(850.00)
Cost for Services (CUP)	$(30,000.00)
UPS batteries	$(5,000.00)
Total Due Hamilton Tek Partners	$328,059.72

Effective April 1, 2008, please remit the one time payment of $328,059.72 or in the alternative, you may divide that amount into nine equal monthly payments of $36,451.08.

In summary, the following amounts are due to Hamilton Tek Partners:

Monthly Summary Effective April 1, 2009

2008 Utility Adjustment	$36,451.08
2009 Utilities	$200,000.00
CAM 2009	$50,000.00
TOTAL DUE MONTHLY	$286,451.08

If you have questions please do not hesitate to contact me at (484) 397-4021.

Respectfully,
MRA Realty, Inc. as Agent on behalf of

Hamilton TEK Partners, LP

/s/ Hank Merrill
Hank Merrill
Director of Operations

3 Village Road, Suite 200
Horsham, Pennsylvania 19044
P.215.449.2442
F.215.449.2443
www.mragroup.net

October 19, 2010

CERTIFIED MAIL # 7010 1670 0002 4976 7036

Mr. Matt Riley
CFO, CyOptics, Inc.
9999 Hamilton Boulevard
Breinigsville, PA 18031

RE:         Lease Renewal Option Three

Dear Mr. Riley:

We are in receipt of your letter dated September 27, 2010 in which you provided notice that CyOptics, Inc. is exercising its third of five (5), two (2) year renewal options pursuant to Section 6(c), Option Term Three (3), of the CyOptics lease dated April 29, 2005.

This correspondence confirms the Landlord’s receipt and acceptance of CyOptics’ notice to exercise the aforementioned option. Please note that the renewal term commences April 1, 2011 and expires March 31, 2013. According to the terms of the Lease, the Annual Base Rent will be increased to $11.00 per square foot, which equals $1,133,000.00 per year, payable in monthly installments of $94,416.67.

As always, please feel free to contact me if you have any questions or comments.

Respectfully,
MRA Realty, Inc. as Agent on behalf of
Hamilton TEK Partners, LP

/s/ Mike Wojewodka
Mike Wojewodka
Vice President

Copy to:
Ed Coringrato, CyOptics, Inc.
Larry Stuardi, Hamilton TEK Partners, LP

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (“Amendment”) is made and entered into this  12th day of November, 2010, but effective as of November, 1, 2010 (the “Effective Date”) by and between HAMILTON TEK PARTNERS, L.P., a Pennsylvania limited partnership and successor to TriQuint Optoelectronics, Inc., hereinafter referred to as “Landlord” and CYOPTICS, INC., a Delaware corporation hereinafter referred to as “Tenant”.

WHEREAS. Landlord’s predecessor and Tenant entered a certain Lease Agreement dated April 29, 2005, as amended by those certain letter agreements dated July 3, 2007 and March 26, 2009 (the “Lease”) pursuant to which Tenant has leased certain premises as more fully described in the Lease; and

WHEREAS. Landlord and Tenant desire to amend the terms of the Lease.

NOW, THEREFORE, in consideration of the promises, covenants and conditions herein contained, and intending to be legally bound hereby, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows.

1.                                            Incorporation of Recitals.  The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.

2.                                            Premises.  As of the Effective Date hereof, Landlord and Tenant hereby expressly agree and acknowledge that the Premises consist of 103,000 rentable square feet as more fully shown on Exhibit “A” attached hereto and made a part hereof. Notwithstanding any other provision herein of the Lease to the contrary, the rentable square feet of the Premises shall not be re-measured or re-determined without the express mutual agreement in writing of Landlord and Tenant.

3.                                            Term/Renewals.  As of the Effective Date hereof, the Lease is hereby extended for an additional seven (7) year term and the new Termination Date of the Lease shall be 11:59pm Eastern Standard Time on October 31, 2017. The Renewal Terms of the Lease shall be two (2) additional five (5) year periods commencing on the calendar day immediately following thc new Termination Date. Section 6 of the Lease is hereby amended by removing any references to the renewal options in Sections 6(b) and 6(c) and replacing the same with the Renewal Terms specified herein above. The provisions of Section 6(d), (e) and (f) are reaffirmed and ratified in full. Notwithstanding any other provision herein or the Lease to the contrary, Tenant’s Proportionate Share shall not be re-measured or re-determined without the express mutual agreement in writing of Landlord and Tenant. The parties further agree and acknowledge that Section 5 of the Lease is deleted and deemed to be terminated prior to the Effective Date hereof.

4.                                            Rent.  During the new Initial Term of the Lease, and the Renewal Terms (If exercised by Tenant), the Annual Base Rent for the Premises shall be in accordance with the following schedule:

Lease Year 1 and 2 (11/1/10-10/31/12) $10.50 per rentable square foot
Lease Year 3 and 4 (11/1/12-10/31/14) $11.00 per rentable square foot
Lease Year 5 and 6 (11/1/14-10/31/16) $11.50 per rentable square foot
Lease Year 7 (11/1/16-10/31/17) $12.00 per rentable square foot

The Annual Base Rent shall increase from year to year in any Renewal Term at a rate equal to two and one-half percent (2.5%).

5.                                       New Lease Reference Terms. For all purposes under the Lease, as amended hereby, Landlord’s address as of the Effective Date shall be:

3 Village Road
Suite 200
Horsham PA, 19044.
Attention: Managing Partner

6.                                       Binding Effect. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above written.

LANDLORD:

HAMILTON TEK PARTNERS, L.P., by its Managing General Partner, Anthem Partners, LLC
WITNESS.
/S/ [ILLEGIBLE]	By:	/S/ Lawrence J. Stuardi
	Name:	Lawrence J. Stuardi
	Title:	Managing Member

TENANT:

ATTEST:	CYOPTICS, INC.
/S/ [ILLEGIBLE]
	By:	/S/ Ed J. Coringrato
	Name:	Ed J. Coringrato
	Title:	CEO

Exhibit “A”

FIRST ADDENDUM TO AGREEMENT OF LEASE

ADDENDUM dated March 30, 2011, attached to and forming pact of the Agreement of Lease dated April 29, 2005 (“Lease”) between HAMILTON TEK PARTNERS, L.P., a Pennsylvania Limited Partnership (“Landlord”), and CYOPTICS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord’s predecessor and Tenant entered into a certain Lease Agreement dated April 29, 2005, as amended by those certain letter agreements dated July 3, 2007 and March 26, 2009, and was further amended by that certain Amendment to Lease dated November 12, 2010, collectively (the “Lease”), pursuant to which Tenant has leased certain premises as more fully described in the Lease; and

WHEREAS, Tenant desires to lease a portion of 3 TEK Building, a 57,806 rentable square foot building as identified on Exhibit “A” attached hereto (“3 TEK”), with said portion consisting of 14,379 rentable square feet, as shown on the floor plan attached hereto as Exhibit “B” and made a part hereto (“3 TEK Expansion Space”); and

WHEREAS, except for those terms specifically identified herein in this FIRST ADDENDUM TO AGREEMENT OF LEASE which shall pertain exclusively to the 3 TEK Expansion Space, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the 3 TEK Expansion Space under all terms and conditions of the Lease.

NOW, THEREFORE, Landlord and Tenant, intending to be legally bound hereby, agree as follows:

1.               Term: The Term associated with the 3 TEK Expansion Space shall be forty (40) months, commencing April 1, 2011 and expiring on July 31, 2014 (“Expansion Space Term”).

2.               Renewal Term: Tenant shall have one (1) renewal option of three (3) years, per the terms and conditions of the Lease Agreement, as amended, except that the Annual Base Rent shall be adjusted as noted herein below (“3 TEK Expansion Space Renewal Term”).

3.               Improvement Allowance: Landlord shall provide Tenant an Improvement Allowance of Fifty Thousand ($50,000.00) Dollars (“Improvement Allowance”) to be applied towards the cost of design and improvements of the 3 TEK Expansion Space. Tenant shall be solely responsible for any costs associated with the design or construction which exceed the Improvement Allowance. The 3 TEK Expansion Space will be delivered in its “As-Is” condition as of the date hereof. Landlord shall be deemed to have permitted all such improvements pursuant to Section 8 of the Lease.

4.               Annual Minimum Rent: The Annual Base Rent for the 3 TEK Expansion Space to be paid by Tenant shall be calculated in accordance with the following:

	3 TEK	3 TEK	3 TEK	3 TEK
3 TEK	EXPANSION	EXPANSION	EXPANSION	EXPANSION
EXPANSION	SPACE	SPACE	SPACE	SPACE
SPACE	RENTABLE	BASE RENT	ANNUAL	MONTHLY
TERM	SF	PER SF	BASE RENT	BASE RENT
4/1/2011	ANNUAL BASE RENT IS ABATED*
08/01/11 – 07/31/12	7,190	$15.00	$107,850.00	$8,987.50
08/01/12 – 07/31/13	7,190	$15.50	$111,445.00	$9,287.08
08/01/13 – 07/31/14	14,379	$16.00	$230,064.00	$19,172.00

The Annual Base Rent shall increase from year to year in the 3TEK Expansion Space Renewal Term at a rate equal to two and one-half percent (2.5%).

5.               Operating Expense: An annual amount equal to Tenant’s Proportionate Share of 3 TEK, which is 24.87% percent (determined by dividing the rentable square feet of the 3 TEK Expansion Space as identified above by the rentable square feet of 3 TEK as identified above) multiplied by the annual Building Operating Expense as further defined in the Lease; except that, during the period of April 1, 2011 through March 31, 2012, Tenant shall be obligated to pay an amount equal to Tenant’s Proportionate Share of 3 TEK, which shall be 12.44% (which is determined by dividing one-half (1/2) of the rentable square feet of the 3 TEK Expansion Space as identified above by the rentable square feet of 3 TEK as identified above) multiplied by the annual Building Operating Expense, as further defined in the Lease. Landlord and Tenant agree and acknowledge that

Tenant’s Proportionate Share and the rentable square feet of the Premises and 3TEK Expansion Space shall not be re-determined without the mutual written agreement of both Landlord and Tenant.

6.               In the event of any inconsistencies between the terms of this Addendum and the Lease, this Addendum shall control.

IN WITNESS WHEREOF, each party hereto has caused these presents to be executed the day and year first above written.

AS TO LANDLORD:		AS TO TENANT:
HAMILTON TEK PARTNERS, L.P.		CYOPTICS, INC.
By its managing general partner,
ANTHEM PARTNERS, LLC.

BY:	/s/ Lawrence J. Stuardi	BY:	/s/ Ed. J Coringrato, CEO
Lawrence J. Stuardi, its managing member			Ed. J Coringrato, CEO

Exhibit “A”

3 TEK

Exhibit “B”

3 TEK Expansion Space

SECOND ADDENDUM TO AGREEMENT OF LEASE

THIS SECOND ADDENDUM TO AGREEMENT OF LEASE (this "Addendum") is dated effective March 1, 2013 between HAMILTON 9999 ASSOCIATES, L.P. a Pennsylvania limited partnership (“Landlord”), and CYOPTICS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord is the owner of a multi-tenant technology campus located at 9999 Hamilton Boulevard, Breiningsville, Upper Macungie Township, Lehigh County, Pennsylvania (the "Campus"), and acquired the Campus from Hamilton Tek Partners, LP ("Prior Owner");

WHEREAS, Prior Owner, Landlord's predecessor, and Tenant entered into a certain Lease Agreement dated April 29, 2005, as amended by those certain letter agreements dated July 3, 2007, March 26, 2009 and November 12, 2010 and further amended by that certain Amendment to Lease dated March 30, 2011 (as amended, the “Lease”), pursuant to which Tenant presently leases from Landlord the following space within the Campus (collectively, the "Original Space"): (a) a portion of a building in the Campus known as 1 TEK Building, a 60,708 rentable square foot building (“1 TEK”), with said portion consisting of 2,976 rentable square feet as more particularly described in the Lease, (b) 100,024 rentable square feet of space in a building in the Campus known as 2 TEK Building as more particularly described in the Lease, and (c) 14,298 rentable square feet of space in a building in the Campus known as 3 TEK Building as more particularly described in the Lease;

WHEREAS, Tenant now desires to lease from Landlord all of the rentable square footage of a building in the Campus known as 31 TEK Building, a 4,492 rentable square foot building as shown on the floor plan attached hereto as Exhibit “A” and made a part hereof (the “31 TEK Expansion Space”); and

WHEREAS, initially capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Lease.

NOW, THEREFORE, Landlord and Tenant, intending to be legally bound hereby, agree as follows:

1.
Lease of the 31 TEK Expansion Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the 31 TEK Expansion Space on the terms and conditions of the Lease, as modified hereby, accordingly, for the 31 TEK Expansion Space Term (as defined below). Landlord shall deliver to Tenant possession of the 31 TEK Expansion Space on April 1, 2013.

2.	Term of the 31 TEK Expansion Space: The term of the Lease with respect to the 31 TEK Expansion Space shall commence on April 1, 2013 and expire on March 31, 2016.

3.
Renewal Term: Tenant shall have one (1) option to renew the term of the Lease with respect to the 31 TEK Expansion Space only (the "31 TEK Expansion Space Renewal Option") for an additional period commencing on April 1, 2016 and expiring on March 31, 2019 (the "31 TEK Expansion Space Renewal Term") by delivering written notice of the exercise of the 31 TEK Expansion Space Renewal Option to Landlord on or before September 30, 2015. If Tenant timely exercises the 31 TEK Expansion Space Renewal Option, the term of the Lease with respect to the 31 TEK Expansion Space only shall be extended for the 31 TEK Expansion Space Renewal Term on all of the terms and conditions of the Lease, as modified hereby, except that the Annual Base Rent for the 31 TEK Expansion Space during the 31 TEK Expansion Space Renewal Term shall be adjusted as noted herein below. Tenant's right to renew the term of the Lease for the 31 TEK Expansion Space under this paragraph shall terminate and be of no further force and effect if (a) the Lease or Tenant's right to possession of the Original Space or the 31 TEK Expansion Space is terminated, (b) Tenant assigns any of its interest in the Lease to an entity which is not an affiliate of Tenant or sublets any portion of the 31 TEK Expansion Space, or (c) Tenant fails to timely exercise its option under this paragraph, time being of the essence with respect to Tenant's exercise thereof.

4.
Landlord Improvements to the 31 TEK Expansion Space: Landlord shall provide to Tenant possession of the 31 TEK Expansion Space in its "As-Is" condition, except Landlord shall provide Tenant a complete cleaning of all bird related debris on the outside of the 31 TEK Expansion Space prior to Tenant's occupancy thereof. All other costs associated with the space improvements of the 31 TEK Expansion Space are the sole responsibility of Tenant.

5.
Annual Minimum Rent for the 31 TEK Expansion Space: The Annual Base Rent for the 31 TEK Expansion Space to be paid by Tenant as and when due pursuant to the Lease shall be calculated in accordance with the following:

TERM	RENTABLE SF	BASE RENT PER SF	ANNUAL BASE RENT	MONTHLY BASE RENT

4/1/2013	4,492	$5.35	$24,032.20	$2,002.68
31 TEK Expansion Space Renewal Term (if timely exercise)	4,492	$5.35	$24,032.20	$2,002.68

6.
Operating Expenses for the 31 TEK Expansion Space: Tenant shall be obligated to pay as and when due pursuant to the Lease an annual amount equal to Tenant's Proportionate Share of 31 TEK, which is 100% percent (determined by dividing the rentable square feet of the 31 TEK Expansion Space as identified above by the rentable square feet of 31 TEK as identified above), multiplied by the annual Building Operating Expense for 31 TEK. Landlord and Tenant agree and acknowledge that Tenant's Proportionate Share and the rentable square feet of the 31 TEK and 31 TEK Expansion Space shall not be re-determined without the mutual written agreement of both Landlord and Tenant.

7.
Restoration for the 31 TEK Expansion Space: Tenant may choose to remove racks and concrete partition walls in the open gas cylinder area adjacent to the loading dock. In the event that the racks and concrete partition walls are removed, Tenant is not obligated to return the open gas cylinder area to its original condition when returning the space to the Landlord. All concrete floor areas will be remedied by Tenant to be structurally sound and the surface is to be a smooth and uniform in appearance.

8.
Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Addendum. Tenant and Landlord will indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

9.
Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease, and each represents and warrants to the other that, to the best of its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither Landlord nor Tenant to its knowledge has any claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto.

10.
Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Addendum shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Addendum, the terms of this Addendum shall prevail. This Addendum constitutes the entire agreement between the parties concerning the subject matter hereof and expressly replaces any prior agreements. This Addendum shall be governed by the laws of the Commonwealth of Pennsylvania. Nothing contained in this Addendum shall affect, alter or otherwise modify the parties' rights and obligations under the Lease with respect to the Original Space.

11.	Counterparts. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused these presents to be executed the day and year first above written.

AS TO LANDLORD:

HAMILTON 9999 ASSOCIATES L.P., a Delaware limited partnership

By:    Breinigsville Owners GP LLC, its general partner

By:    Tek Park LLC., its member

By:    /s/ Eli Sternbuch
Eli Sternbuch, Vice President

AS TO TENANT:

CYOPTICS, INC.

BY:     /s/Ed J. Coringrato, Jr.
NAME:      Ed J. Coringrato, Jr.
TITLE:      CEO

Exhibit “A”

THIRD ADDENDUM TO AGREEMENT OF LEASE

THIS THIRD ADDENDUM TO AGREEMENT OF LEASE (this "Addendum") is dated effective March 1, 2013 between HAMILTON 9999 ASSOCIATES, L.P. a Pennsylvania limited partnership (“Landlord”), and CYOPTICS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord is the owner of a multi-tenant technology campus located at 9999 Hamilton Boulevard, Breiningsville, Upper Macungie Township, Lehigh County, Pennsylvania (the "Campus"), and acquired the Campus from Hamilton Tek Partners, LP ("Prior Owner");

WHEREAS, Prior Owner, Landlord's predecessor, and Tenant entered into a certain Lease Agreement dated April 29, 2005, as amended by those certain letter agreements dated July 3, 2007, March 26, 2009 and November 12, 2010 and further amended by that certain Amendment to Lease dated March 30, 2011, and Second Addendum to Agreement of Lease dated March 1, 2013, (as amended, the “Lease”), pursuant to which Tenant presently leases from Landlord the following space within the Campus (collectively, the "Original Space"): (a) a portion of a building in the Campus known as 1 TEK Building, a 60,708 rentable square foot building (“1 TEK”), with said portion consisting of 2,976 rentable square feet as more particularly described in the Lease, (b) 100,024 rentable square feet of space in a building in the Campus known as 2 TEK Building as more particularly described in the Lease, (c) 14,298 rentable square feet of space in a building in the Campus known as 3 TEK Building as more particularly described in the Lease, and (d) 4,492 rentable square feet of space in a building in the Campus known as 31 TEK Building as more particularly described in the Lease;

WHEREAS, Tenant now desires to lease from Landlord a portion of 1 TEK consisting of 1,613 rentable square feet, as shown on the floor plan attached hereto as Exhibit “A” and made a part hereof (the “1 TEK Expansion Space”); and

WHEREAS, initially capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Lease.

NOW, THEREFORE, Landlord and Tenant, intending to be legally bound hereby, agree as follows:

1.
Lease of the 1 TEK Expansion Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the 1 TEK Expansion Space on the terms and conditions of the Lease, as modified hereby, accordingly, for the 1 TEK Expansion Space Term (as defined below). Landlord shall deliver to Tenant possession of the 1 TEK Expansion Space on April 1, 2013.

2.	Term of the 1 TEK Expansion Space: The term of the Lease with respect to the 1 TEK Expansion Space shall commence on April 1, 2013 and expire on April 30, 2016.

3.
Renewal Term: Tenant shall have one (1) option to renew the term of the Lease with respect to the 1 TEK Expansion Space only (the "1 TEK Expansion Space Renewal Option") for an additional period commencing on May 1, 2016 and expiring on April 30, 2019 (the "1 TEK Expansion Space Renewal Term") by delivering written notice of the exercise of the 1 TEK Expansion Space Renewal Option to Landlord on or before October 31, 2015. If Tenant timely exercises the 1 TEK Expansion Space Renewal Option, the term of the Lease with respect to the 1 TEK Expansion Space only shall be extended for the 1 TEK Expansion Space Renewal Term on all of the terms and conditions of the Lease, as modified hereby, except that the Annual Base Rent for the 1 TEK Expansion Space during the 1 TEK Expansion Space Renewal Term shall be adjusted as noted herein below. Tenant's right to renew the term of the Lease for the 1 TEK Expansion Space under this paragraph shall terminate and be of no further force and effect if (a) the Lease or Tenant's right to possession of the Original Space or the 1 TEK Expansion Space is terminated, (b) Tenant assigns any of its interest in the Lease to an entity which is not an affiliate of Tenant or sublets any portion of the 1 TEK Expansion Space, or (c) Tenant fails to timely exercise its option under this paragraph, time being of the essence with respect to Tenant's exercise thereof.

4.
Landlord Improvements to the 1 TEK Expansion Space: Landlord shall provide Tenant new carpet in all areas of the 1 TEK Expansion Space that are currently carpeted and shall perform wall prep for all interior walls of the 1 TEK Expansion Space such that the walls are “paint ready”. Landlord shall have no obligation to perform any work or provide any allowance therefor with respect to the Original Space. All other costs associated with the space improvements are the sole responsibility of Tenant.

5.
Annual Minimum Rent for the 1 TEK Expansion Space: Tenant shall have no obligation to pay Annual Base Rent for the 1 TEK Expansion Space from April 1, 2013 until and including April 30, 2013. Thereafter, the Annual Base Rent for the 1 TEK Expansion Space to be paid by Tenant as and when due pursuant to the Lease shall be calculated in accordance with the following:

TERM	RENTABLE SF	BASE RENT PER SF	ANNUAL BASE RENT	MONTHLY BASE RENT

5/1/2013	1,613	$11.00	$17,633.00	$1,469.42
5/1/2014	The Annual Minimum Rent shall increase annually by the greater of 100% of the C.P.I. percentage increase over the previous year or 3.5%.

1 TEK Expansion Space Renewal Term (if timely exercise)	The Annual Minimum Rent shall increase annually by the greater of 100% of the C.P.I. percentage increase over the previous year or 3.5%.

6.
Operating Expenses for the 1 TEK Expansion Space: From and after May 1, 2013, Tenant shall be obligated to pay to Landlord as and when due pursuant to the Lease an annual amount equal to Tenant's Proportionate Share of 1 TEK for the 1 TEK Expansion Space, which is 2.67% percent (determined by dividing the rentable square feet of the 1 TEK Expansion Space as identified above by the rentable square feet of 1 TEK as identified above), multiplied by the annual Building Operating Expense of 1 TEK. Landlord and Tenant agree and acknowledge that Tenant's Proportionate Share and the rentable square feet of 1 TEK and 1 TEK Expansion Space shall not be re-determined without the mutual written agreement of both Landlord and Tenant. Landlord and Tenant further acknowledge that Tenant's obligation to pay to Landlord Tenant's Proportionate Share of Building Operating Expense for the 1 TEK Expansion Space as set forth in this paragraph is in addition to Tenant's obligation to pay to Landlord Tenant's Proportionate Share of Building Operating Expense of 1 TEK for the Original Space in 1 TEK as set forth in the Lease.

7.
Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Addendum. Tenant and Landlord will indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

8.
Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease, and each represents and warrants to the other that, to the best of its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither Landlord nor Tenant to its knowledge has any claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto.

9.
Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Addendum shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Addendum, the terms of this Addendum shall prevail. This Addendum constitutes the entire agreement between the parties concerning the subject matter hereof and expressly replaces any prior agreements. This Addendum shall be governed by the laws of the Commonwealth of Pennsylvania. Nothing contained in this Addendum shall affect, alter or otherwise modify the parties' rights and obligations under the Lease with respect to the Original Space.

10.	Counterparts. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused these presents to be executed the day and year first above written.

AS TO LANDLORD:

HAMILTON 9999 ASSOCIATES L.P., a Delaware limited partnership

By:    Breinigsville Owners GP LLC, its general partner

By:    Tek Park LLC., its member

By:    /s/ Eli Sternbuch
Eli Sternbuch, Vice President

AS TO TENANT:

CYOPTICS, INC.

BY:     /s/Ed J. Coringrato, Jr.
NAME:     Ed J. Coringrato, Jr.
TITLE:     CEO

Exhibit “A”